Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

U.S. QUARTZ PRODUCTS, INC.

a California corporation

CAESAR STONE SDOT-YAM LTD.

an Israeli company

THE SHAREHOLDERS OF U.S. QUARTZ PRODUCTS, INC. LISTED ON

SCHEDULE I HERETO

and

JOSEPH SALIAH, AS THE SHAREHOLDERS’ REPRESENTATIVE

Dated May 18, 2011

i

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions

Exhibit B	Escrow Agreement

Exhibit C	Insider Debt Payment Waivers

Exhibit D	Legal Opinion of Musick, Peeler & Garrett LLP, counsel to the Company

Exhibit E	Intentionally Omitted

Exhibit F	FIRPTA Certificate and Section 897 Certificate

Schedule I	List of Selling Shareholders of U.S. Quartz Products, Inc.

Schedule II	Schedule of Insider Debt of Selling Shareholders

Schedule III	List of Agreements to be Terminated

Schedule IV	List of Third Party Approvals

Schedule V	List of Released Guarantees

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 18, 2011 by and among U.S. QUARTZ PRODUCTS, INC., a California corporation (“Company”); CAESAR STONE SDOT-YAM LTD., an Israeli company (the “Purchaser” (which may designate one of its affiliates as Purchaser prior to the Closing pursuant to Section 10.9); the shareholders of the Company, except for the Purchaser, listed in Schedule I hereto (together the “Selling Shareholders” and each a “Selling Shareholder”), and JOSEPH SALIAH, the Shareholders’ Representative (the “Shareholders’ Representative”). Certain capitalized terms used in this Agreement and not otherwise defined herein are defined or referenced in Exhibit A.

RECITALS

A. The Company is engaged in the distribution of the Purchaser’s products in the United States pursuant to a Distribution Agreement, by and between the Company and the Purchaser, dated January 13, 2004, as amended (as amended, the “Distribution Agreement”);

B. The Selling Shareholders are the legal and beneficial owners of all of the issued and outstanding capital stock of the Company, other than (i) the 40,000 shares of Series A Preferred Stock of the Company, and (ii) the 20,000 shares of Common Stock of the Company, which are owned and held by the Purchaser;

C. Each of the Selling Shareholders has severally and not jointly agreed to sell to Purchaser, and Purchaser has agreed to purchase from each of the Selling Shareholders, the Company Shares listed opposite the name of such Selling Shareholder in Schedule I hereto, on the terms and subject to the conditions of this Agreement;

D. The Company and each of the Selling Shareholders have made representations and warranties to Purchaser with the intention that Purchaser should rely upon such representations and warranties in entering into this Agreement, and the Purchaser has made representations and warranties to each of the Selling Shareholders with the intention that the Company and each of the Selling Shareholders should rely upon such representations and warranties in entering into this Agreement; and

E. The respective boards of directors of Purchaser and the Company, as well as the shareholders of the Company, have unanimously (other than representatives of the Purchaser on the Board of the Company, and the Purchaser) approved this Agreement and the transactions contemplated by this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE AND PURCHASE; RELATED TRANSACTIONS

1.1 Sale and Purchase; and Escrow. At the Closing, and in accordance with this Agreement each Selling Shareholder shall sell, assign, transfer and deliver to Purchaser, all of the issued and outstanding Company Shares listed opposite the name of such Selling Shareholder in Schedule I, free from all Encumbrances, and with the benefit of all rights of whatsoever nature attaching or accruing to such Company Shares, including rights to any unpaid dividends and distributions, and Purchaser will purchase such Company Shares from each of the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement; and Purchaser shall deposit with ESOP Management and Trust Services Ltd. (the “Escrow Agent”) 36,000 shares of Common Stock of the Company, all in accordance with Section 7.5(d) and the Escrow Agreement, by and among the Purchaser, the Shareholders’ Representative and the Escrow Agent, in the form of Exhibit B hereto (the “Escrow Agreement”).

1.2 Aggregate Purchase Price

(a) Purchase. Subject to the terms and conditions of this Section 1.2 and this Agreement, the Purchaser shall pay the Selling Shareholders the payments set forth in Sections 1.2(b) and (c) or (d) below (collectively, the “Aggregate Purchase Price”).

(b) On the Closing Date, the Purchaser shall pay the Selling Shareholders an aggregate amount of US$20,000,000 (twenty million US dollars), allocated among the Selling Shareholders in accordance with the wire transfer instructions and payment allocation set forth in Schedule I (the “Closing Payment”).

(c) If the Closing of the IPO occurs by May 31, 2012 (the “Cutoff Date”), the Purchaser shall pay to the Selling Shareholders in accordance with the wire transfer instructions and payment allocation set forth in Schedule I, no later than 10 days after the date of the Closing of the IPO, an aggregate amount of US$6,500,000 (six million five hundred thousand US dollars)(the “IPO Payment);

(d) If the Closing of the IPO does not occur by the Cutoff Date, on the Cutoff Date, the Purchaser shall pay the Selling Shareholders an aggregate amount of US$5,000,000 (five million US dollars), allocated among the Selling Shareholders in accordance with the wire transfer instructions and payment allocation set forth in Schedule I (the “Non-IPO Payment”).

(e) It is hereby clarified that the Purchaser shall only be required to pay either the IPO Payment or the Non-IPO Payment, and not both payments.

(f) Subject to the terms and conditions set forth in this Agreement, the Purchaser shall be entitled (as first source of indemnification) to set-off from the IPO Payment or the Non-IPO Payment, as applicable, any amounts a Purchaser Indemnitee is entitled to subject to, and in accordance with, the indemnification conditions and procedures set forth in Section 8.

(g) Purchaser shall be entitled to rely entirely upon Schedule I in connection with making payments to the Selling Shareholders and neither the Shareholders’ Representative nor any Selling Shareholder shall be entitled to make any claim in respect of the allocation of the payments made by Purchaser to or for the benefit of any Selling Shareholder to the extent that such payments are made in a manner consistent with Schedule I, and the terms of this Agreement.

(h) Escrow. Notwithstanding anything to the contrary contained in Section 1.2 or elsewhere in this Agreement, if payment of the IPO Payment is made to the Selling Shareholders pursuant to sub-section (c) above before December 31, 2011, 10% (ten percent) of the Aggregate Purchase Price shall be withheld from the IPO Payment to each Selling Shareholder (pro-rata to their holdings and in accordance with Schedule I) and deposited into an escrow account (the “Escrow Account”), to be held until December 31, 2011 (the “Escrow Period”) and distributed by the Escrow Agent in accordance with Section 8 herein and the terms of an Escrow Agreement, in the form of Exhibit B (the “Escrow Agreement”).

(i) Withholding. Each of the Purchaser and the Escrow Agent (each, a “Payer”) shall be entitled to deduct and withhold from the consideration payable to any Selling Shareholder or the Escrow Agent, if applicable, pursuant to this Section 1.2 or otherwise payable pursuant to this Agreement (each, a “Payee”), such amounts as such Payer is legally required to deduct and withhold with respect to the making of such payment under any applicable Legal Requirements. To the extent that amounts are so withheld by Payer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of whom such deduction and withholding were made by a Payer. Notwithstanding the foregoing in this Section 1.2(i), if a Valid Exemption with respect to a Selling Shareholder (or such other form providing for a Valid Exemption), is delivered by the Payee to a Payer prior to the applicable payment date, the Payer shall withhold tax or refrain from such withholding in accordance with such Valid Exemption. For the purpose of this Agreement, a “Valid Exemption” shall mean a Form W-9, Form W-8BEN or W-8ECI or such other certificate or ruling issued by a Governmental Body which is sufficient under applicable Legal Requirements to enable the Payer to conclude that no withholding (or reduced withholding) of tax is required with respect to a Selling Shareholder.

1.3 On the date hereof, each Selling Shareholder shall deliver to the Shareholders’ Representative, to be held in escrow until the Closing (or the earlier termination of this Agreement pursuant to its terms), (a) a duly executed undated stock power from such Selling Shareholder, evidencing the transfer of the Company Shares owned by such Selling Shareholder at the Closing (“Stock Power”); and (b) a share certificate(s) representing all of the Company Shares held by such Selling Shareholder, or an affidavit, in a form reasonably acceptable to Purchaser, of lost certificate and accompanying indemnification agreement relating to such share certificates, duly executed by such Selling Shareholder (the “Share Certificates”).

1.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv, Israel on May 18, 2011 or any other day agreed upon between the parties, subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7, unless agreed otherwise between the Purchaser and the Shareholders’ Representative. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser the representations and warranties included in this Section 2. The representations and warranties shall be true and correct as at the date hereof (unless the particular statement speaks expressly as of another date or time, in which case as of such other date or time), except as set forth in the disclosure schedule delivered to Purchaser on the date hereof (the “Disclosure Schedule”), which exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections of this Section 2 to which such exceptions relate (and any information included in the Disclosure Schedule under any section or subsection thereof shall be deemed to be disclosed and incorporated by reference into any other section or subsection under this Agreement where such disclosure would reasonably be responsive). The Company and the Selling Shareholders acknowledge that the Purchaser is entering into this Agreement in reliance thereon.

2.1 Due Organization; No Subsidiaries; Etc.

(a) Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of California. The Company has the requisite corporate power and authority: (i) to conduct its business in the manner in which it currently conducts its business; and (ii) to own and use its assets in the manner in which it currently owns and uses its assets.

(b) Doing Business. The Company is qualified to transact business and is in good standing in any jurisdiction where the Company’s business is currently conducted (to the extent such concept is recognized in such jurisdiction). Part 2.1(b) of the Disclosure Schedule includes a list of all jurisdictions in which the Company is or has been in the past duly qualified to transact business and in good standing.

(c) Products. Part 2.1(c) of the Disclosure Schedules includes a complete list of all products which are or were developed, tested, marketed, labeled, distributed or sold by the Company since the date of its incorporation (the “Products”).

(d) Manufacturing. The Company does not currently, and has not since the date of its incorporation, directly or indirectly, manufactured Products or any similar products. The Company has not granted rights to manufacture, produce or assemble the Products to any other person and is not bound by any agreement related thereto.

(e) Directors and Officers. Part 2.1(e) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company; and (ii) the names and titles of the officers of the Company.

(f) Subsidiaries and Affiliates. The Company does not have any Subsidiaries or Affiliates, other than the Purchaser.

(g) Business Name. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than U.S. Quartz Products, Inc. and/or Caesar Stone USA or an abbreviation thereof.

2.2 Charter Documents; Records. The Company has made available to Purchaser accurate and complete copies of: (a) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company (the “Charter Documents”); (b) the share register of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders and the board of directors of the Company, which minutes or other records detail all actions taken or operative resolutions approved at such meetings or by written consent. The Company’s board of directors does not have any committees. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the board of directors and, if required under applicable Legal Requirements or the Company’s Charter Documents, shareholders of the Company. There has been no violation of any of the provisions of the Charter Documents of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete have been maintained in accordance with customary business practices and in compliance with all applicable Legal Requirements.

2.3 Capitalization.

(a) Outstanding Securities. The Company is authorized to issue one million (1,000,000) shares of Common Stock, of which 200,000 are issued and outstanding, and one million (1,000,000) shares of Preferred Stock of which 40,000 are designated as Series A Preferred Stock, all of which are issued and outstanding. The Company has never declared or paid any dividends on any Company Shares. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than as set forth in the Company’s Charter Documents, the Shareholders Agreement, dated January 29, 2007, to which Purchaser is a party (the “Shareholders Agreement”), and restrictions on transfer imposed by virtue of applicable securities laws).

(b) No Other Securities. The Selling Shareholders, together with the Purchaser, own, of record and beneficially, 100% of the issued and outstanding capital stock and other securities of the Company. There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Company Shares or other securities of the Company; (ii) outstanding options to purchase shares of the Company under a Company Employee Plan; (iii) outstanding security, instrument or obligation that is or may (subject to its terms) become convertible into or exchangeable for any Company Shares (or cash based on the value of such shares, including pursuant to any share appreciation rights) or other securities of the Company; (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any Company Shares or any other securities; or (v) to the Company’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any Company Shares or other securities of the Company.

(c) Legal Issuance. All outstanding Company Shares and all other securities that have been issued or granted by the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(c) of the Disclosure Schedule identifies the Company Contracts relating to any outstanding securities of the Company that contain any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(d) Repurchased Shares. The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.

2.4 Financial Statements and Related Information.

(a) Delivery of Financial Statements. The Company has made available to Purchaser the following financial statements and notes (collectively, the “Financial Statements”): (i) the audited financial statements of the Company and the related audited statements of income and accumulated deficit, statements of stockholders’ equity and statements of cash flows for the years ended December 31, 2007, 2008 2009 and 2010, and any additional subsequent audited financial statements, together with the notes thereto and the report and any opinions relating thereto (the “Audited Financial Statements”); and (ii) Monthly Reports for each full calendar month from January 2011 through the date of this Agreement.

(b) Fair Presentation. The Audited Financial Statements are true, correct and complete and fairly present in all material respects the financial position (including but not limited to liabilities and assets) of the Company as of the respective dates thereof and the results of operations, cash flows of the Company for the periods covered thereby. The Monthly Reports are true, correct and complete and present in all material respects the financial position of the Company as of the date thereof and the results of operations of the Company for the period covered thereby. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except as qualified in the opinion accompanying the Financial Statements. The Monthly Reports were prepared in accordance with the books and records of the Company and do not contain detailed footnotes or certain other statements required by GAAP.

(c) Accounts Receivable. All accounts receivable of the Company as of December 31, 2010, that are reflected in the Audited Financial Statements for the year 2010, correctly, fairly and completely represent valid obligations and collectible debts and accounts arising from sales actually made or services actually performed as of December 31, 2010 (the “Accounts Receivable”). Part 2.4(c) of the Disclosure Schedule correctly represent the breakdown by customers and aging of all Accounts Receivable and the related reserves (all as reflected in the Audited Financial Statements for the year 2010) as of December 31, 2010. Such Accounts Receivable do not reflect any disputed invoice amounts or any other transactions with regard to which the collectability is in doubt or uncertain, other than returns of Products in the ordinary course of business, for which a reserve has been accrued.

(d) Inventory. All inventory of the Company reflected in the Audited Financial Statements consists of items physically counted by the Company and of quality and quantity usable and saleable in the ordinary course of business, in good condition, except for obsolete items and items below-standard quality, all of which have been written off or written down to net realizable value and except for On-hand Slabs which were not written down although should have been written down in accordance with the inventory count that the Purchaser undertook in February 2011, in accordance with the Purchaser’s inventory reserve policy as detailed in Part 2.4(d). Since December 31, 2010, except as provided in Part 2.4(d) of the Disclosure Schedule, the Company has not incurred any inventory damage or loss and there was no change in the Company’s inventory which was not in the ordinary course of business.

(e) Internal Controls. The books, records and accounts of the Company accurately reflect in all material respects the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Part 2.4(c)2.4(e) of the Disclosure Schedule lists, and the Company has made available to Purchaser, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f) Insider Debt. Part 2.4(f) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances or other

Indebtedness) (i) owed by the Company to a director, officer, employee or shareholder of the Company; and (ii) owed by a director, officer, employee or shareholder of the Company to the Company (the “Insider Debt”). All Insider Debt represents valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of applicable Legal Requirements.

(g) Pledges Guarantees and Encumbrances. Part 2.4(g) of the Disclosure Schedule provides an accurate and complete breakdown of all pledges, guarantees and encumbrances extended by the Company to any third party whatsoever.

2.5 Liabilities.

(a) No Liabilities. The Company has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified or included as such in the “liabilities” column of any Financial Statements; (ii) Liabilities that have been incurred by the Company since December 31, 2010 in the ordinary course of business; (iii) Liabilities under the Company Material Contracts; and (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.

(b) Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company; and (ii) all notes payable of the Company.

(c) No “Off-Balance Sheet” Arrangements; Third Party Debts. The Company has not effected since its incorporation, nor otherwise been involved in, any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended, assuming the Company is a “Registrant” as set forth in such Regulation S-K). Without limiting the generality of the foregoing, the Company is not guarantying any debt or other obligation of any other Person, except as reflected in the Financial Statements or as disclosed in Part 2.5(c) of the Disclosure Schedule.

(d) Director and Officer Compensation and Indemnification. Other than as disclosed in Part 2.5(d) of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will result in or would reasonably be expected to result in, any claim from the Company for compensation, indemnification, reimbursement, contribution or the advancement of expenses by any past or present director or officer of the Company pursuant to: (i) the terms of the Company’s Charter Documents; (ii) any indemnification agreement or other Contract between the Company and any such director or officer; or (iii) any applicable Legal Requirement, that will not have been fully satisfied by the Closing and/or that is not reflected in the Financial Statements.

(e) Company Employee Compensation and Indemnification. Other than as disclosed in Part 2.5(e) of the Disclosure Schedule , to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will result in or would reasonably be expected to result in, any claim from the Company for compensation, indemnification, reimbursement, contribution or the advancement of expenses by any Company

Employee; that is not a director or officer pursuant to: (i) the terms of any Company’s Charter Documents; (ii) any indemnification agreement between the Company and any Company Employee; or (iii) any applicable Legal Requirement, that will not have been fully satisfied by the Closing and/or that is not reflected in the Financial Statements.

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since December 31, 2010:

(a) there has not been any Material Adverse Effect;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, the Company’s assets (whether or not covered by insurance), with resulted in the aggregate in loss, damage or destruction to the Company in excess of US$10,000, and the Company has not cancelled any of its existing insurance policies;

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its share capital or other securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its share capital or other securities;

(d) the Company has not repaid any Insider Debt;

(e) the Company has not entered into any transactions or undertakings with Related Parties;

(f) the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any share capital or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any share capital (or cash based on the value of such share capital) or other security;

(g) there has been no amendment to any of the Charter Documents of the Company, and the Company has not negotiated, effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Company has not formed any Subsidiary or acquired any equity interest in any other Entity;

(i) the Company has not made any capital expenditure or commitment which, when added to all other capital expenditures and commitments made by or on behalf of the Company since December 31, 2010, exceeds $20,000 in the aggregate other than (i) directly for installing displays or (ii) as provided in the Company’s budget, as approved by the Company’s board of directors from time to time by a written signed resolution and subject to the obtainment of the consent of the director nominated by the Purchaser;

(j) the Company has not amended (except in the ordinary course of business), nor prematurely terminated, or waived any right or remedy under any Material Contract, and except in the ordinary course of business the Company has not entered into a Material Contract;

(k) the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed, disposed, waived or relinquished in the ordinary course of business (including, without limitation, the lease of vehicles);

(l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $50,000 in the aggregate;

(m) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance and has not otherwise given any guarantee in favor of any third party;

(n) the Company has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness for borrowed money, except credit lines provided to customers and suppliers in the ordinary course of business, (iii) entered into a long term (more than a year) Company Contract;

(o) the Company has not significantly decreased or increased the number of its employees;

(p) the Company has not: (i) established, adopted or amended any Company Employee Plan; (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business, hired any new employee;

(q) the Company has not changed any of its methods of accounting or accounting practices in any respect except as required by GAAP;

(r) the Company has not made or changed any Tax election, adopted or changed an accounting method in respect of Taxes, nor entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or compromised a claim, notice, audit report or assessment in respect of Taxes, nor consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, or made any application or negotiation for or receipt of a tax ruling or arrangement by the Company or any of the Selling Shareholders or on their behalf, whether or not in connection with the transactions contemplated by this Agreement, except as explicitly contemplated in this Agreement;

(s) the Company has not commenced, nor settled any Legal Proceeding (other than warranty claims in the ordinary course of business);

(t) the Company has not entered into any transaction, nor taken any other action outside the ordinary course of business; and

(u) the Company has not agreed, nor legally committed, to take any of the actions referred to in clauses “(b)” through “(t)” above.

2.7 Title to Assets.

(a) Good Title. The Company owns, and has good and valid title to: (i) all assets owned by it as reflected on the Financial Statements (other than, with respect to tangible assets, assets disposed of in the ordinary course of business which do not affect the ability of the Company to operate its business in the ordinary course); and (ii) all assets referred to in Part 2.7(a) of the Disclosure Schedule and all of the rights of the Company under the Contracts identified in Part 2.11(a) of the Disclosure Schedule. All of said assets are owned by the Company free and clear of any Encumbrances other than as set forth in Part 2.7(a) of the Disclosure Schedule.

(b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets of the Company and that are being leased to the Company.

(c) Sufficiency of Assets. The assets of the Company (whether owned or leased) collectively constitute all of the material properties, rights, interests and other tangible and intangible assets used by the Company in its business, in the manner in which such business is currently conducted.

2.8 Bank Accounts.

(a) Part 2.8(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who have signature authority and/or are authorized to sign checks or other documents with respect to such account.

(b) The Company has no outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility, except as provided in Part 2.8 (b) of the Disclosure Schedule.

2.9 Real Property. Real Property. The Company does not own any real property or any interest in real property, except for the real property identified in Part 2.9 of the Disclosure Schedule.

2.10 Intellectual Property.

(a) Company IP. Part 2.10(a) of the Disclosure Schedule sets forth a true and complete list of Company IP that is issued or registered or subject to an application for patent, trademark, copyright or other registration in any jurisdiction throughout the world, or licensed to the Company by a third party. Part 2.10(a) of the Disclosure Schedule also contains a complete description of: the name of the current owners of such registered Company IP; the applicable jurisdiction; and the application or registration number. Except as otherwise indicated in Part 2.10(a) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company IP owned by the Company, free and clear of any Encumbrances or claims, including without limitation for royalties, reimbursements, contingent payments, inventorship or ownership. All Company IP that is subject to registration anywhere in the world is validly registered in the name of the Company and, to the Company’s Knowledge, such registrations are not subject to cancellation or challenge, and are, enforceable with exclusive rights granted to the registrants thereof. The Company has received no notice from any third party challenging the validity, enforceability, inventorship or ownership of any Company IP, nor, except as disclosed in Part 2.10(a) of the Disclosure Schedule, is the Company a party of any proceeding relating to any such challenge.

(b) Non-Infringement. The operation of the business of the Company has not and does not infringe or misappropriate any patent or patent application of any third party under any jurisdiction or any other Intellectual Property Right of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which the Company operates or operated, as applicable. Except as disclosed in Part 2.10(b) of the Disclosure Schedule, the Company has not received any notice from any third party and there is no other assertion or threat from any third party to the Company’s Knowledge, nor any reasonable basis therefore, that the operation of the business of Company, or the marketing or sale of any of its Products or provision of its services, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction in which it was conducted. The Company is not a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property Rights.

(c) No Infringers. To the Company’s Knowledge, no person is infringing or misappropriating any Company IP. The Company has not brought or been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to the Company IP against any third party that remain unresolved.

(d) No Judgments. The Company is not subject to any judgment, order, writ, injunction or decree of any court or any U.S. federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts the use, transfer, or license of any of Company IP.

(e) Protection of Company IP. The Company has taken all necessary steps to protect and maintain Company IP, including as it relates to trade secrets and taking reasonable steps to preserve the confidential nature of all invention records, confidential information and other non-public information. Except as disclosed in Part 2.10(e) of the Disclosure Schedule, the Company has secured valid written confidentiality agreements and assignments of Intellectual Property and Intellectual Property Rights from all consultants, contractors, employees, and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of any Company IP developed on behalf of Company.

(f) Royalty and Other Payments. Except as disclosed in Part 2.10(f) of the Disclosure Schedule the Company is not required to pay any royalties, fees, commissions or other amounts to any other Person upon or for the use of the Company IP.

(g) Personal Data. Part 2.10(g) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Any electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company that is required to be registered under any applicable Legal Requirement has been duly registered and maintained. To the Knowledge of the Company, no breach or violation of any such security policy has occurred, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases. The Company has not disclosed to any third party, or made available to any third party, any Personal Data in any Company Databases except as authorized by applicable law, and/or authorized by such Person to whom the Personal Data relates. The Company has acquired, collected, maintained, disclosed and used all Personal Data pursuant to, and in accordance with the terms of, valid and enforceable Contracts and/or applicable policies. The Company has not obtained, collected or used any Personal Data, or possessed any data that is not publicly available, in violation or breach of any Company Contract or applicable Legal Requirement.

(h) Government Funding. No government funding, facilities of a university, college, or other educational, academic or military institution or research center or funding from any Governmental Entity was used by the Company.

2.11 Contracts.

(a) List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies (in each case, to the extent such Contracts are valid and in full force and effect):

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any current Company Employee; (B) any Company Contract pursuant to which the Company is or may become contractually obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become contractually obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, employee or agent of the Company

(iii) each Company Contract relating to the voting and any other rights or obligations of a shareholder of the Company;

(iv) each Company Contract relating to the merger, consolidation or reorganization of, or any similar transaction with respect to, the Company;

(v) each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (not including off-the-shelf licenses for computer programs or other programs);

(vi) each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property Right to or from the Company (not including off-the-shelf licenses for computer programs or other programs);

(vii) each Company Contract relating to the hosting of any website of the Company;

(viii) each Company Contract relating to the advertising or promotion of the business of the Company or pursuant to which any third parties advertise on any websites operated by the Company;

(ix) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit of the Company;

(x) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xi) each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other

Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(xii) each Company Contract granting exclusive or non-exclusive rights to test, license, market, label, distribute, sell or deliver any of the Products or services of the Company or of users of any marketplace, website or service of the Company;

(xiii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xiv) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

(xv) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including, without limitation, any restricted share agreements or escrow agreements;

(xvi) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or surety arrangement;

(xvii) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xviii) each Company Contract relating to any liquidation or dissolution of the Company;

(xix) each Company Contract with sub-contractors, distributors and fabricators;

(xx) any other Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $50,000; or (B) the performance of services having a value in excess of $50,000 in the aggregate;

(xxi) each Company Contract with a customer of the Company that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty, Liability or premium) within sixty (60) days after the delivery of a termination notice by the Company;

(xxii) each Company Contract constituting or relating to a Government Contract or Government Bid; and

(xxiii) any other Company Contract that was entered into outside the ordinary course of business (A)in an amount or having a value in excess of $50,000; or (B) such contracts in excess of $100,000 in the aggregate.

(Contracts in the respective categories described in clauses “(i)” through “(xxiii)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts”).

(b) Delivery of Contracts. The Company has made available to Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Except as set forth in Part 2.11(b) of the

Disclosure Schedule, each Material Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has no Material Contracts, which are not in written form.

(c) No Breach. Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) the Company has not violated nor breached, nor committed any default under, any Material Contract, which remains uncured, and, no other Person has violated or breached, or committed any default under, any Material Contract which remains uncured; (ii) no event has occurred, and no circumstance or condition exists, to the Company’s Knowledge, that (with or without notice or lapse of time) will or could reasonably be expected to: (A) result in a violation or breach of any provision of any Material Contract; (B) give any counterparty to a Material Contract the right to declare a default or exercise any remedy under any Material Contract; (C) give any counterparty to a Material Contract the right to accelerate the maturity or performance of any Material Contract; or (D) give any counterparty to a Material Contract the right to cancel, terminate or modify any Material Contract other than in accordance with its terms; and (iii) the Company has not waived any of its rights under any Material Contract.

2.12 Compliance with Legal Requirements; Regulatory Compliance; Health and Safety.

(a) Except as disclosed in Part 2.12(a) of the Disclosure Schedule, the Company is, and has at all times since its incorporation, been, in compliance with each Legal Requirement that is applicable to it or to the conduct of its business, the Products, the provision of services, or the ownership of its assets, including Legal Requirements relating to privacy, money laundering, banking, import/export and employment matters. No event has occurred, and no condition or circumstance exists, that, to the Company’s Knowledge, will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Except as disclosed in Part 2.12(a) of the Disclosure Schedule, the Company has not received any written notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) Company Licenses. The Company has obtained, all necessary and applicable Consents, approvals, clearances, authorizations, licenses and registrations required by the Company by United States or foreign governments or Government Bodies with respect to each Product and service provided by it in the jurisdictions in which it operates (collectively, the “Company Licenses”). A list of all such Company Licenses are included in Part 2.12(b) of the Disclosure Schedule. Except as disclosed in Part 2.12(b) of the Disclosure Schedule, the Company is in compliance with all terms and conditions of each Company License and with all applicable laws pertaining thereto. The Company is in compliance with all applicable reporting requirements for all Company Licenses described above, including, but not limited to, applicable adverse event reporting requirements in the jurisdictions in which it has been issued such Company Licenses.

(c) Health and Safety. Except as disclosed in Part 2.12(c) of the Disclosure Schedule, the Company is and has been in compliance with all applicable health and safety Legal Requirements, and trade, public and occupational health and product liability related requirements, including but not limited to (i) the Products, their sale, marketing, promotion, offering and distribution; (ii) the provision of services provided by the Company; (iii) warning requirements, (iv) labeling requirements, and (v) requirements related to the provision of information, use instructions, safety data, technical information, installation and/or fabrication of the Products.

(d) No Recalls. Except as disclosed in Part 2.12(d) of the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any of the Products.

2.13 Governmental Authorizations; Governmental Grants.

(a) Governmental Authorizations Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has made available to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business. The Company is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. Except as disclosed in Part 2.12(d) of the Disclosure Schedule, the Company has not received any written notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) No Governmental Grants. The Company has never received any Governmental Grant nor, other than as disclosed in Part 2.13(b) of the Disclosure Schedule, applied for any form of grant or tax benefit from any Governmental Body.

2.14 Tax Matters.

(a) Tax Returns and Payments. Other than as disclosed in Part 2.14(a) of the Disclosure Schedule, all Tax Returns and reports required to be filed (taking into account valid extensions) by or on behalf of the Company with any Governmental Body (the “Company Returns”) have been timely and properly filed on or prior to the Closing Date, and are true, accurate and complete. All Taxes and tax liabilities due and payable by or with respect to the income, assets or operations of the Company on or prior to the Closing Date have been timely and properly paid in full on or prior to the Closing Date or related adequate provisions were made in the Audited Financial Statements. All Taxes not yet due and payable for any period ending on or before December 31, 2010 were accrued and adequately disclosed and fully provided for in accordance with GAAP on the Audited Financial Statements of the Company. All Taxes required to be withheld by the Company on or prior to the Closing Date have been properly and timely withheld and remitted to the appropriate tax authority on or prior to the Closing Date. The Company has made available to Purchaser accurate and complete copies of all income Tax Returns filed by the Company. No written claim has been received by the Company from an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) Audits; Claims. The Company Returns have never been examined or audited by any Governmental Body, other than as disclosed in Part 2.14(b) of the Disclosure Schedule. Other than as disclosed in Part 2.14(b) of the Disclosure Schedule, the Company has not received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax Matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company. The Company has no Knowledge of any claim or Legal Proceeding that is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals or reserves, in accordance with GAAP).

(c) Parachute Payments. The Company is not a party to any Contract that has resulted or could, as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) or otherwise, result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local, or foreign Tax law).

(d) Closing Agreements; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, inter-company transaction, excess loss account, installment sale or prepaid amount received for a taxable period ending on or prior to the Closing Date.

(e) Tax Shelters. The Company has not consummated or participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder (or any corresponding provisions of state, local, or foreign Tax law). The Company has not participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state or local or non-U.S. Tax Legal Requirements.

(f) Tax Incentives. The Company is not a party to, and is not the beneficiary of, any Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements. The Company has provided to Purchaser all documentation in its possession or under the control of the Company relating to any applicable Tax holidays or incentives. The Company is in compliance with the requirements for any applicable Tax holidays or incentives, if any, and none of such Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement. The Company has complied with all applicable Legal Requirements to be entitled to claim all such incentives, if any. Subject to the receipt of the approvals set forth in Part 2.23 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not adversely affect the remaining duration or the extent of the incentive, if any, or require any recapture of any previously claimed incentive, and no Consent of any Governmental Body is required, other than as contemplated by Section 2.23, prior to the consummation of such transactions in order to preserve the entitlement of the Company to any such incentive, if any.

(g) FIRPTA. The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(h) Tax Withholding. The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from payments to employees, independent contractors, suppliers or shareholders and timely paid over to the proper Governmental Body (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, and has timely (taking into account all valid extensions) filed all withholding Tax Returns, for all periods.

(i) Tax Accruals. The Financial Statements fully accrues all actual and contingent liabilities for Taxes with respect to the period of the Financial Statements in accordance with GAAP. The Company has established, consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Audited Financial Statements through the Closing Date.

(j) Tax Rulings. Except as disclosed in Part 2.14(j) of the Disclosure Schedule, the Company has not requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority. The Company has made available to Purchaser accurate and complete copies of any Tax rulings obtained from any tax authorities.

(k) No Consolidated Returns. The Company has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(l) Absence of Certain Tax Agreements. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including Selling Shareholders and any predecessors or Affiliates thereof) under which Purchaser or the Company could be liable for any Taxes or other claims of any party.

(m) Section 355. During the five-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Existing Plans. Part 2.15(a) of the Disclosure Schedule identifies each Company Employee Plan and Company Employee Agreement. All Company Employee Plans are sponsored by Automatic Data Processing, Inc. All Company Employee Plans are maintained and sponsored by Automatic Data Processing, Inc. The Company does not maintain or sponsor any Company Employee Plan, and the Company does not have any Liability with respect to any Company Employee Plan, other than current liabilities incurred in the ordinary course (which have been timely satisfied in full through the Closing Date) and as expressly set forth in the Client Services Agreement between ADP TotalSource, Inc. and the Company executed July 16, 2008, as amended, an accurate and complete copy of which the Company has made available to

Purchaser. The Company’s participation in the ADP TotalSource, Inc. Retirement Savings Plan satisfies all of the tax-qualification requirements of the Code applicable to such participation.

(b) Pension Plans. The Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any retirement, death or disability benefit scheme for the benefit of any U.S. Company Employees that is subject to Title IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code (a “Pension Plan”). The Company has not incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any Liability of the Company under Title IV or Section 302 or 303 of ERISA or Section 412 or 430 of the Code.

(c) Copies of Plans. With respect to the Company Employee Plans, except as set forth in Part 2.15(c) of the Disclosure Schedule and Company Employee Agreements, except as set forth in Part 2.15(c) of the Disclosure Schedule, the Company has made available to Purchaser (i) an accurate and complete copy of such Company Employee Plans and Company Employee Agreements (including all amendments thereto) including, in the case of any Company Employee Plan or Company Employee Agreement not set forth in writing, a written description thereof; (ii) an accurate and complete copy of the most recent summary plan description, together with any summary of modifications prepared for such Company Employee Plan; (iii) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); and (iv) accurate and complete copies of all Contracts relating to such Company Employee Plan.

(d) New Plans. The Company has not made any plan or commitment to create any additional Company Employee Plan or Company Employee Agreement, or to modify or change any existing Company Employee Plan or Company Employee Agreement (other than to comply with applicable law) in a manner that would affect any Company Employee.

(e) Coverage after Termination of Service. No Company Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any Company Employee after any such Company Employee’s termination of service (other than: (i) benefit coverage mandated by applicable law; (ii) deferred compensation benefits accrued as liabilities on the Company Financial Statements; (iii) benefits the full cost of which are borne by Company Employees (or such Company Employees’ beneficiaries); and (iv) benefits for which the Company is not required to provide any further contributions or funding after termination of employment). Except as set forth in Part 2.15(c) of the Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides for the payment of severance, termination, change in control or similar-type payments or benefits, and the Company’s contingent severance pay Liability and any other monetary Liability to the Company Employees is duly reflected in the Company Financial Statements or has been fully funded. All other liabilities of the Company to Company Employees were properly reserved for in the Company Financial Statements.

(f) Compliance with Legal and Contractual Requirements. The Company Employee Plans have been operated and administered in accordance with applicable Legal Requirements, and the Company has complied with its contractual obligations to make any contributions to the Company Employee Plans. The Company has not engaged any Company

Employee whose employment would require the Company to obtain any special licenses or permits.

(g) Effects of Transaction. Except as set forth in Part 2.15(g) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement(either alone or upon the occurrence of any additional or subsequent event), will result in any payment (including, without limitation, any bonus or severance payment) to any Company Employee (whether or not under any Company Employee Plan or Company Employee Agreement), or increase the benefits payable under any Company Employee Plan, Company Employee Agreement or otherwise, or result in any acceleration of the time of payment or vesting of any such benefits.

(h) Absence of Claims. Except as set forth in Part 2.15(h), no Liability, claim, action, litigation, audit, examination, investigation or proceeding has been made, commenced or, to the Knowledge of Company, threatened with respect to any Company Employee Plan or Company Employee Agreement (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of the Company or any Affiliate thereof.

(i) Employee Classification. The Company has classified all individuals who perform services for it correctly under each Company Employee Plan, ERISA, the Code and all other applicable Legal Requirements, including but not limited to California Labor Code §350(b), as employees, independent contractors or leased employees.

(j) List of Employees. Part 2.15(j) of the Disclosure Schedule contains a list of all employees of the Company, and correctly reflects all compensation and benefits which each such person is entitled, including, without limitation, their salaries, any other cash compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), benefits for employees of the Company, their dates and term (if applicable) of employment, the number of hours and days of sick time to which such employees are entitled and which have accrued, the vacation and personal days to which such employees are entitled and their accrued and unpaid vacation and personal days and the aggregate dollar amounts thereof, automobiles and benefits in kind, their positions, and their visa status, if applicable. Except as set forth in Part 2.15(j) of the Disclosure Schedule, the Company has not engaged any consultants, sub-contractors or freelancers, and the Company has provided to the Purchaser copies of all Contracts with such consultants, sub-contractors and freelancers. Copies of all Company Employee Agreements have been provided to the Purchaser

(k) Statutory Compliance. Except as set forth in Part 2.15(k) of the Disclosure Schedule: (a) no Employee’s employment by the Company requires any special license, permit or other governmental authorization; (b) there are no unwritten policies or practices of the Company that, by extension, could reasonably be expected to entitle any Employee to benefits in addition to what such Employee is entitled to by applicable legal requirements or under the terms of such Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of severance pay when it is not legally required); (c) all amounts that Company is legally or contractually required to deduct from Employees’ salaries or to transfer to such Employees’ life insurance, disability insurance, or other similar funds or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment; (d) the Company is in compliance with all applicable Legal Requirements and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment; and (e) all Company Employees are properly classified as exempt or non-exempt under the federal Fair Labor Standards Act, California wage-hour laws and similar state laws. In addition, the Company has provided to the Purchaser: (x) a correct and complete summary of the calculations used by the Company concerning the components of the Employees’ compensation; (y) a list of all consultants and contractors providing services to the Company, together with the country in which the consultant or contractor is providing services and the financial terms of the arrangement with such consultants or contractor; and (z) copies or summaries of its policies, procedures regarding termination of employees.

(l) Accident Claims. There are no claims pending, threatened, or reasonably capable of arising, against the Company, by an employee, contractor or third party, pertaining to any accident or injury, which are not fully covered by insurance.

(m) Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or threatened against the Company or reasonably anticipated by the Company relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment law statute or regulation, privacy right, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration discrimination or labor or employment-related matter involving any Company Employee or former Company Employee, in his or her capacity as such, including charges of unfair labor practices or employment harassment complaints, except as set forth in Part 2.15(m).

(n) Employees on Leave of Absence. Part 2.15(n) of the Disclosure Schedule identifies each current employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis for such leave.

(o) Labor Relations. The Company has good labor relations with its employees, and the Company is not aware of the intention of any of the employees of the Company to terminate his or her employment with the Company. The Company is not a party or subject to any collective bargaining agreement or other Contract with a labor union involving the Company Employees, no such collective bargaining or other Contract is currently being negotiated by or involving the Company and there is no pending, threatened or reasonably anticipated demand for recognition or certification and no representation or certification proceedings or petitions relating to the Company. No petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by the Company Employees seeking recognition of a bargaining representative. There are no pending or, to the Knowledge of the Company, threatened or anticipated, and since January 1, 2007, have been no, strikes, lockouts, union organizing activities (including but not limited to union organizing campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or material labor disputes relating to the Company’s business.

(p) Termination. Except as set out in Part 2.15(p) of the Disclosure Schedule, each Company Employee can be subject to immediate termination without prior notice and without further liability.

2.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice or other communication, whether from a Governmental Body, citizens’ group, Company Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. No current or prior owner of any property leased or controlled by the Company has notified the Company in writing that is received any written notice or other communication, whether from a Governmental Body, citizens’ group, Company Employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. The Company has not caused or contributed to any Environmental Release and, to the Company’s Knowledge, there are no circumstances which may give rise to any Environmental Release by the Company, in each case other than in a manner that complies with applicable Environmental Laws. Except as disclosed in Part 2.16 of the Disclosure Schedule, to the Company’s Knowledge, no Hazardous Substance are stored or contained on or under any of the leasehold properties held or occupied by the Company, whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company, and payments made under insurance policies of the Company during the past seven (7) years. The insurance policies cover such risks and are in sufficient coverage amounts as the Company believes (based on the advice of its insurance advisors and the Company’s Knowledge) are appropriate for the Company’s operations. The Company has made available to Purchaser accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any written notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has any interest in any asset used in the business of the Company; (b) no Related Party is, or has been, indebted to the Company; (c) no Related Party has entered into or has had any financial interest in, any Contract, transaction or business dealing involving the Company; (d) no Related Party is competing with the Company; and (e) no Related Party has any claim against the Company. Neither the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, will result in any payment (including, without limitation, any bonus or other compensation or consideration) to any Related Party, other than the consideration paid to each Selling Shareholder as part of the Aggregate Purchase Price and the repayment of the Insider Debt in accordance with Schedule II.

2.19 Legal Proceedings. Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, its activities, business, and/or any of the assets owned or used by the Company or any Person whose Liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) against the Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceedings except as disclosed in Part 2.19 of the Disclosure Schedule.

2.20 Orders. There is no outstanding specific order, writ, injunction, judgment or decree relating to the Company and to which the Company, or any of the assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or any other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.21 Certain Payments. Neither the Company nor, to the Company’s Knowledge, any officer, employee, agent or other Person acting for or on behalf of the Company has at any time, directly or indirectly: (a) used any funds of the Company: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (i) favorable treatment in securing business; or (ii) any other special concession; or (e) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(d)” above.

2.22 Authority; Binding Nature of Agreement.

(a) Authority; Binding Nature. The Company has all requisite right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party that will be executed at or prior to Closing (the “Ancillary Agreements”); and the execution, delivery and performance by the Company of this Agreement and of each such Ancillary Agreement have been or shall be duly authorized prior to the Closing, by all necessary action on the part of the Company including unanimous approval by its Board of Directors (other than representatives of the Purchaser on the Board of Directors of the Company). This Agreement and each Ancillary Agreement constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No Takeover Statute. No takeover statute or similar Legal Requirement applies or purports to apply to this Agreement or any of the transactions contemplated hereby.

2.23 Non-Contravention; Consents; Third Party Approvals. Except as set forth in Part 2.23 of the Disclosure Schedule and Schedule IV, neither: (1) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; nor (2) the consummation of the transactions contemplated by this Agreement or any such Ancillary Agreement will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of the Company; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any counterparty to any Material Contract the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any such Material Contract, provided any applicable Third Party Approval is obtained; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for any liens that will not, in any case or in the aggregate, detract from the value of the assets subject thereto or impair the operations of the Company).

Except for (i) the Third Party Approvals, and (ii) such other approvals as may be separately required by Purchaser and its Affiliates, the Company and/or the Selling Shareholders are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.

2.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except as set forth in Part 2.24 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the transactions contemplated by this Agreement.

2.25 Full Disclosure.

(a) None of the representations and warranties of the Company in this Agreement: (i) contain any false or misleading statement with respect to any material fact regarding the Company or its business or the transactions contemplated by this Agreement; or (ii) to the Company’s Knowledge, omits to state a material fact necessary in order to make the representations and warranties contained herein, in the light of the circumstances under which such representations and warranties were made, not misleading.

(b) The Company acknowledges that, except for the representations and warranties of Company and the Selling Shareholders set forth in this Agreement, the Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

3. REPRESENTATIONS AND WARRANTIES OF EACH SELLING SHAREHOLDER

In addition to the representations and warranties included in Section 2, each Selling Shareholder hereby severally and not jointly represents and warrants to Purchaser and the Shareholders’ Representative, as follows as of the date hereof:

3.1 Ownership of Shares/Amount of Loans. The number, class and series of Company Shares that are beneficially owned by such Selling Shareholder is set forth opposite such Selling Shareholder’s name in Schedule I hereto and the amount of details of Insider Debt is set forth opposite such Selling Shareholders’ name in Schedule II hereto. The information contained opposite such Selling Shareholder’s name in Schedules I and II is accurate, true, correct and complete. Other than the Company Shares referred to above, the Selling Shareholder holds no other securities of the Company (including securities that are convertible into or exercisable for securities of the Company) and has no right to purchase any securities of the Company (including securities that are convertible into or exercisable for securities of the Company) from the Company or otherwise (and to the extent any such right exists, such Selling Shareholder irrevocably waives such right effective as of the Closing). The Company Shares beneficially owned by such Selling Shareholder are owned free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever(except such liens in favor of Purchaser), and such Selling Shareholder is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Company Shares held by such Selling Shareholder free from any Encumbrance under the terms of this Agreement (subject to the release by Purchaser of its liens on such Company Shares). This section does not derogate from the provisions of Section 7.8.

3.2 Capacity and Authority of Selling Shareholders.

(a) Authority. Such Selling Shareholder has full power and authority to enter into, perform and comply with its obligations under this Agreement and any other agreement which such Selling Shareholder is required to enter into hereunder, and this Agreement constitutes and any such other agreements, when executed, will constitute valid, legally binding and enforceable obligations of such Selling Shareholder in accordance with its or their respective terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Organization. If such Selling Shareholder is a body corporate: (i) it is duly incorporated and validly existing under the laws of the country of its incorporation; (ii) all necessary actions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it; and (iii) its entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by: (A) any Legal Requirement to which it is subject; or (B) any of its constituting documents.

(c) No Consents. If such Selling Shareholder is a natural person, he or she has complied with any applicable Legal Requirements and no spousal signature or other Consent is required from any Person other than the signatories hereto with respect to such Selling Shareholder in connection with the execution, delivery and performance of this Agreement, or any other agreement that such Selling Shareholder is required to enter into hereunder, by such Selling Shareholder.

3.3 No Legal Proceedings. There is no pending Legal Proceeding and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that would prevent, delay or make illegal the entry into, performance of, compliance with and enforcement of any of the obligations of such Selling Shareholder under this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or might give rise to or serve as the basis for any such Legal Proceeding.

3.4 Tax Withholding Information. All information provided or to be provided to Purchaser by or on behalf of such Selling Shareholder in writing, specifically for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under applicable Legal Requirements (if any) is and will be accurate and complete.

3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Shareholders.

3.6 Disclosure. Such Selling Shareholder acknowledges that, except for the representations and warranties of Purchaser set forth in this Agreement, such Selling Shareholder is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Selling Shareholders as follows:

4.1 Due Organization. Purchaser is duly organized, and is validly existing and in good standing under the laws of the State of Israel. Purchaser has full corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

4.2 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the transactions contemplated by this Agreement, the Escrow Agreement, or any of the transactions contemplated by this Agreement, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of association or other organizational documents of Purchaser; or (ii)

any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser; or

(b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser or any of the assets owned or used by Purchaser, is subject;

(c) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Purchaser or any of the assets owned or used by any of the Purchaser, is subject. Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (B) the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, except for any filings, notices and Consents that will be made or obtained prior to Closing.

4.3 Authority; Binding Nature of Agreement. Purchaser has the right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, documents or instruments referred to or contemplated by this Agreement to which the Purchaser is or will be a party that will be executed at or prior to Closing (the “Transaction Documents”); and the execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is or will be a party have been or shall prior to the Closing be duly authorized by all corporate necessary action on the part of Purchaser. This Agreement and each Transaction Documents to which the Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Legal Proceedings. There is no pending Legal Proceeding and to the knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entering into of this Agreement, the Transaction Documents, any of the other transactions contemplated by this Agreement, or by any of the Transaction Documents.

4.5 Disclosure of Information. Without derogating from any of the representations or warranties hereunder, Purchaser, on behalf of itself and its Affiliates, has had an opportunity to ask questions and receive answers from the Company and the Selling Shareholders regarding the terms and conditions of the transactions contemplated herein, as well as the business, properties and financial condition of the Company. Without derogating from any of the representations or warranties hereunder and any liability the Selling Shareholders may have subject to, and in accordance with, the terms and conditions set forth in this Agreement (if any) Purchaser, on behalf of itself and its Affiliates, acknowledges that it owns 25% of the issued and outstanding shares of the Company and it conducted due diligence with respect to the business, properties and financial condition of the Company and that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated herein, and protecting its own interests hereunder.

4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.7 Disclosure. The Purchaser acknowledges that, except for the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement, the Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

5. CERTAIN COVENANTS OF THE PARTIES

5.1 Filings and Consents. Each party shall use commercially reasonable efforts to file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

5.2 Public Announcements; Disclosure. From and after the date of this Agreement, each of the Selling Shareholders and the Company hereby severally covenant with and undertake to Purchaser that such Selling Shareholder and the Company shall not issue any press release or make any public statement (including, without limitation, to any Company Employee unless in accordance with Section 5.3) regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Purchaser’s prior written consent; provided, however, that(a) such Selling Shareholder may disclose and discuss the transactions contemplated herein with such Selling Shareholder’s legal, tax and accounting advisors that are subject to a professional duty of confidentiality; and (b) such Selling Shareholder may disclose the transactions contemplated herein if required by any applicable Legal Requirements.

5.3 Communications with Employees. From and after the date of this Agreement, all communications by the Company or any Selling Shareholder with the Company Employees regarding employment matters with Purchaser, including, without limitation, employee benefit plans and compensation, will be made in coordination with Purchaser. Without limiting the generality of the foregoing, all such communications to be made by the Company or any Selling Shareholder shall be approved in advance by Purchaser.

5.4 Waiver of Right of First Refusal and Termination of Agreements and Obligations in Schedule III. (a) Each Selling Shareholder hereby waives any and all rights of first refusal or other similar rights with respect to any transfer of Company Shares that is contemplated by this Agreement, to the extent such Selling Shareholder has any such rights under the Company’s Charter Documents or any Contract. (b) Each of the parties hereto agrees that effective upon the Closing all of the Agreements and other obligations set forth in Schedule III shall terminate (subject to, in connection with the third party guaranties, the replacement of such third party guaranties by Purchaser as provided for in Section 5.14 below).

5.5 Shareholder Release. EFFECTIVE AS OF THE CLOSING, EACH SELLING SHAREHOLDER DOES FOR ITSELF, HIMSELF OR HERSELF, AND ITS, HIS OR HER RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE PURCHASER (IN ITS CAPACITY AS A SHAREHOLDER PRIOR TO THE CLOSING), THE COMPANY AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS,

DIRECTORS AND EMPLOYEES (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. A RELEASED PARTY SHALL NOT HOWEVER INCLUDE ANY OFFICER OR DIRECTOR OF THE COMPANY OR ITS AFFILIATES WHO IS ALSO A SELLING SHAREHOLDER OR AFFILIATE OF ANY SELLING SHAREHOLDER. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SELLING SHAREHOLDER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SHAREHOLDER, OFFICER OR DIRECTOR OF THE COMPANY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR ITS AFFAIRS ARISING ON OR BEFORE THE DATE OF THIS AGREEMENT. IT IS THE INTENTION OF THE SHAREHOLDERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 5.5 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SHAREHOLDER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT APPLY TO ANY CLAIMS ANY SELLING SHAREHOLDER MAY HAVE ARISING UNDER THIS AGREEMENT OR UNDER THE ESCROW AGREEMENT. EFFECTIVE AS OF THE CLOSING, THE PURCHASER DOES FOR ITSELF, AND ITS RESPECTIVE AFFILIATES, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE EACH OF THE SELLING SHAREHOLDERS (AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES) IN THEIR CAPACITY AS SHAREHOLDERS OF THE COMPANY PRIOR TO THE CLOSING (EACH, A “SELLING SHAREHOLDER RELEASED PARTY”) FROM AND AGAINST ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT PURCHASER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SHAREHOLDER, OFFICER OR DIRECTOR OF THE COMPANY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS OF THE SELLING SHAREHOLDERS IN THEIR CAPACITY AS SHAREHOLDERS ARISING ON OR BEFORE THE DATE OF THIS AGREEMENT (“PURCHASER RELEASED MATTERS”). IT IS THE INTENTION OF THE PURCHASER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 5.5 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE PURCHASER AND THE SELLING SHAREHOLDER RELEASED PARTIES OF ALL PURCHASER RELEASED MATTERS ; PROVIDED, HOWEVER THE FOREGOING RELEASE SHALL NOT APPLY TO ANY

CLAIMS THE PURCHASER MAY HAVE ARISING UNDER THIS AGREEMENT OR UNDER THE ESCROW AGREEMENT.

5.6 Access and Investigation; Meetings. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to provide Purchaser and Purchaser’s Representatives, upon reasonable notice in writing, and in such a manner as not to unreasonably interfere with the conduct of the business of the Company: (a) with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, as Purchaser may reasonably request; and (b) with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Purchaser may reasonably request. During the Pre-Closing Period, Representatives of the Purchaser shall receive adequate notice of and be entitled to participate in all meetings of the Company’s board of directors, and Purchaser may make, in conjunction with the Company’s management, inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall help facilitate (and shall cooperate fully with Purchaser in connection with) such inquiries. Any information disclosed to Purchaser in accordance with this Section 5.6 shall be subject to the provisions of the Confidentiality Agreement.

5.7 Operation of the Business of the Company During the Pre-Closing Period. During the Pre-Closing Period, (i) the Company shall ensure, and (ii) insofar as subject to an action or decision by Selling Shareholders, each of the Selling Shareholders shall severally take such action or decision so as to procure that:

(a) the Purchaser shall continue to be entitled to receive any information or documents that it was entitled to receive pursuant to the Shareholders Agreement and any information or documents it may reasonably request, in its sole discretion, regarding the business, employees, condition, assets, prospects or liabilities of the Company, whether the aforesaid are in the ordinary course or otherwise;

(b) the Chief Financial Officer of the Company shall provide the Chief Financial Officer of the Purchaser with the Monthly Reports, any significant changes to the business of the Company or significant activities of the Company, and any other information that may reasonably be requested;

(c) the Company shall provide the Purchaser with Monthly Reports and any additional subsequent unaudited quarterly reviewed financial statements, if any;

(d) the Board of Directors of the Company shall not resolve any resolutions regarding any transaction that involves any of the Company’s shareholders or any transaction which is not in the ordinary course of business without the prior written approval of the Purchaser;

(e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution, including repayment of Insider Debt in respect of any share capital or other securities, or repurchase, redeem or otherwise reacquire any share capital or other securities;

(f) Without derogating from the provisions of Section 2.4(d), during the Pre Closing Period the Company shall adjust its inventory and warranty reserves with respect to On hand Slabs to comply with the Purchaser’s global reserve policy, as will be coordinated with the Purchaser, provided that notwithstanding any other provision of this Agreement, such adjustment shall not effect in any way the Purchase Price or the Company’s or the Selling Shareholders’ respective representations under Sections 2 and 3 above and shall not give rise to any liability of any Selling Shareholder to the Purchaser;

(g) The Company shall not take any action under sub-clauses 2.6(c)- 2.6(k) and 2.6(m)-2.6(t) unless it has received the prior written consent of the Purchaser;

5.8 Notification; Updates to Disclosure Schedule.

(a) Notification. During the Pre-Closing Period, the Company shall promptly notify Purchaser in writing of the discovery by the Company and each Selling Shareholders shall promptly notify Purchaser in writing of the discovery by such Selling Shareholder of: (i) any event, condition, fact or circumstance that occurred, existed on or occurs, prior to or after the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company and/or the Selling Shareholders in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company or the Selling Shareholders in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company or the Selling Shareholders under this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible.

(b) Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.8(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change.

(c) No Negotiation. During the Pre-Closing Period, none of the Company or the Selling Shareholders shall, and none of the Company or the Selling Shareholders shall authorize or permit, the Company or Selling Shareholder to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. The Company and the Selling Stockholders shall promptly (and in any event within 48 hours of receipt thereof) notify Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or the

Selling Stockholders during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

5.9 Transfer of Company Shares. During the Pre-Closing Period, neither the Purchaser nor the Selling Shareholders shall sell, assign, transfer or make any other dispositions of the Company Shares and shall not shall not agree nor commit to the same.

5.10 Non-Competition. Each of the Selling Shareholders, in its own name and on behalf of its owners, founders, shareholders, partners, members, directors, officers, employees and affiliates, hereby undertakes that during the Pre-Closing period and a period of four (4) years from the Closing Date, it shall not directly or indirectly permit or conduct any of the following, without the prior written consent of the Purchaser (which may be denied at the Purchaser’s sole discretion and without reasoning):

(a) carry on, engage in, have any interest in, acquire or aid or assist anyone else to engage in, have any interest in, whether for consideration or otherwise, in any capacity whatsoever (including, without limitation, as an owner, founder, shareholder, partner, member, advisor, director, officer, consultant, contractor, agent, employee, affiliate or co-venturer of any Person) in any Competing Business. Notwithstanding the foregoing, no Selling Shareholder shall be prohibited from holding or taking a financial interest in securities of a public company in the Competing Business which are held for investment purposes only, if (x) such interest amounts to less than 5% (five percent) of the issued securities of a company which is listed on a generally recognized stock exchange; and (y) such interest carries less than 5% (five percent) of the voting rights (if any) attaching to the issued securities of the issuer; and (z) Selling Shareholder is not involved in any way whatsoever in the management of the issuer of the securities other than by the exercise of voting rights attached to the securities and does not have any other additional minority rights in the issuer;

(b) solicit or offer the employment or engagement, directly or indirectly, for itself or for a third party, of any current and/or future officer or employee of the Company, its Affiliates, Subsidiaries or distributors;

(c) actually employ, directly or indirectly, for itself or for a third party, any current and/or future officer or employee of the Company, its Affiliates, Subsidiaries or distributors;

(d) each undertaking contained in this Section 5.10 above shall be read and construed independently of the other covenants and obligations therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining covenants and obligations shall be valid to the extent that they are not held to be invalid. If one or more of the covenants and obligations contained in this Section 5.9 is held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants and obligations shall apply with such modifications as may be necessary to make them valid and effective; and

(e) The covenants and obligations contained in this Section 5.9 are considered by the Parties to be reasonable in all circumstances and each Party undertakes not to contend or dispute any of the aforementioned covenants and obligations;

(f) The Selling Shareholders further acknowledge that they will receive as an element of the Aggregate Purchase Price full and fair compensation for the restrictions under this Section 5.10.

(g) Notwithstanding the aforementioned, it is agreed that the non-competition undertakings in accordance with this Section 5.10 shall apply to the Company’s current CEO, Arik Tendler and entities (corporations, trusts etc.) directly or indirectly controlled by him for a period of four (4) years starting from the termination of his services to the Company.

5.11 D&O Insurance; Indemnification and Exculpation.

(a) Prior to the Closing Date, the Company shall, at the sole expense of the Selling Shareholders, extend, in as much as this is possible, for a period of up to seven (7) years after the Closing Date, the Company’s current directors’ and officers’ liability insurance, or acquire a new insurance policy, in respect of acts or omissions occurring at or prior to the Closing, covering each Selling Shareholder currently covered, directly or through its affiliate, by the Company’s directors’ and officers’ liability insurance policy, as much as practicable, on terms with respect to such coverage and limits of liabilities (for the seven (7) year period of insurance) no less favorable than those of such policy in effect on the date hereof. The Company shall, and the Purchaser shall cause the Company to, fully and punctually perform all of its obligations thereunder in order to maintain such policy in full force and effect throughout such period.

(b) Notwithstanding anything to the contrary in the Company’s Charter Documents and/or the indemnification undertakings in favor of any director or officer of the Company (which shall continue to be in force and effect following the Closing Date) listed in Schedule 5.11(b) (the “Indemnification Undertakings”), such Indemnification Undertakings applicable to any Selling Shareholder and/or their Affiliates, controlling shareholders or beneficiaries shall not apply in any of the following events: (i) at any time after six (6) years from the Closing Date; (ii) the insurance acquired in accordance with section (a) above covers all of the indemnification undertaking; and/or (iii) the actions or omissions taken by such individual in his or her capacity as a director or officer of the Company on or prior to the Closing Date, constitute a breach of any representation or warranty made within this Agreement by the Company and/or the Selling Shareholders, whether or not such breach entitles the Purchaser to indemnification in accordance with Section 8 to this Agreement. Notwithstanding the aforesaid, and without imposing any obligations on the Purchaser to pursue any indemnification claim related to the Company’s Charter Documents and/or the Indemnification Undertakings, in the event that the Purchaser is indemnified by the Selling Shareholders for the indemnification of a Selling Shareholder in its capacity as an officer or director, pursuant to the Company’s Charter Documents and/or the Indemnification Undertakings, such officer or director shall be entitled to indemnification from the Company pursuant to the relevant Indemnification Undertaking.

5.12 Tax Returns and Payment and Refund of Taxes.

(a) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns in respect of the Company that are filed after the Closing Date and relate to a Pre Closing Tax Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the applicable Legal Requirement.

(b) After the Closing Date, Purchaser, to the extent permitted by applicable Legal Requirements, shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all Pre-Closing Tax Periods; provided, however, that any such amendment, modification or change resulting in an indemnification obligation of the Selling Shareholders under Section 8.2 or any other liability to the Selling Shareholders shall not be made without the prior written consent of the Selling Shareholders, unless such amendment, modification or change is required in order to comply with Legal Requirements or any tax authority demand or instruction; provided, further, that the Selling Shareholders shall be deemed to consent to any amendment, modification or change if the Purchaser waives its rights to any indemnification by the Selling Shareholders in connection with such amendment, modification or change and that such amendment, modification or change will not result in any liability to any Selling Shareholders.

(c) All transfer, sales and use, registration, stamp and similar Taxes imposed on any Selling Shareholder shall be borne and paid by such Selling Shareholder. All transfer, sales and use, registration, stamp and similar Taxes imposed on the Purchaser as a result of the Purchaser purchasing the Company Shares, if any, shall be borne and paid by the Purchaser. All transfer, sales and use, registration, stamp and similar Taxes imposed with respect to this Agreement on the Company or without identifying the specific tax payer shall be borne equally by the Selling Shareholders and the Purchaser. The Selling Shareholders shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Selling Shareholders or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(d) Purchaser shall notify the Shareholders’ Representative within a reasonable time upon receipt by Purchaser or any affiliate of Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which any of the Selling Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Shareholders’ Representative shall have the right to participate in the preparation of any document designated to be filed with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the right to participate in the defense, compromise or other resolution of any Tax Matter, including participation in responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that the Company shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of any Selling Shareholder for any period, including the portion of the Overlap Period, without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld or delayed. The Company shall keep the Shareholders Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Company shall, in good faith, allow Shareholders Representative to make comments to the Company, regarding the conduct of or positions taken in any such proceeding.

(e) Except as otherwise provided in Section 5.12(d) above, Purchaser shall have the sole right to control any audit or examination by any tax authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company for all taxable periods.

(f) After the Closing Date, Purchaser and the Company, on the one hand, and the Selling Shareholders, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Tax Periods) relating to the Company as is reasonably necessary for the reviewing of any Tax Matter.

(g) Any request for information or documents pursuant to this Section 5.12 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 5.12. Any information obtained under this Section 5.12 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

5.13 Retention of CEO

The Company shall continue to have the Chief Executive Officer of the Company, Arik Tendler, serve as the Chief Executive Officer (i.e., the Company shall not terminate his engagement in the CEO position for a period of at least three (3) consecutive months following the Closing pursuant to the terms of the employment agreement currently in effect between the Company and the Chief Executive Officer. For the avoidance of doubt, it is hereby clarified that the Company may change the position of Arik Tendler following such three (3) month period or terminate his engagement, and the Selling Shareholders shall not be entitled to bring any claims related thereto against the Company or the Purchaser.

5.14 Replacement of Third Party Guaranties

Purchaser undertakes to replace all third party guaranties indentified in items 4, 5, 6 and 7 in Schedule V as soon as reasonably possible, and Purchaser agrees to indemnify any guarantors for any Liability deriving from any payment such guarantor bears as a result of such third party guaranties.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. (i) Each of the representations and warranties made by the Company in this Agreement shall be accurate in all material respects, as of the

Closing Date as if made on and as of the Closing Date other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, and other than representations and warranties which are not accurate but whose inaccuracies, severally or in the aggregate, has not caused a Material Adverse Effect; and (ii) each of the representations and warranties made by the Selling Shareholders in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate as of such date; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be taken into account.

6.2 Performance of Covenants. Each of the covenants and obligations that the Company and/or the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 No Material Adverse Effect. Since the date of the Agreement, there shall not have occurred any Material Adverse Effect, which remains in effect as of the Closing Date.

6.4 Stock Powers and Share Certificates. The Shareholders’ Representative shall have delivered to Purchaser the Stock Powers and Share Certificates for the Company Shares set forth in Schedule I. This section does not derogate from the provisions of Section 7.8.

6.5 Transfer of Company Shares. The transfer of all Company Shares outstanding as of immediately prior to the Closing (apart from those held by Purchaser) to Purchaser shall have been entered into the Company’s share register, and a true and correct copy of such share register shall have been delivered to Purchaser. This section does not derogate from the provisions of Section 7.8.

6.6 Agreements and Documents. Purchaser shall have received the following agreements and documents:

(a) An updated list of the Accounts Receivable through the date of the Closing reflecting all changes to the Accounts Receivable from December 31, 2010 through the Closing (the “Closing Accounts Receivable”).

(b) the Escrow Agreement, duly executed by the Shareholders’ Representative and the Escrow Agent;

(c) a certificate duly executed by the Company and the Shareholders’ Representative certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.8, 6.9, 6.11 and 7.9 have been duly satisfied (the “Selling Shareholders Closing Certificate”);

(d) a certificate executed by the Chief Executive Officer of the Company, solely in his capacity as such, attaching and certifying the resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby;

(e) written resignations of all of the directors of the Company, effective as of the Closing (other than Purchaser’s representative on the Company’s board of directors);

(f) a certificate including an accurate, true, correct and complete description of the Transaction Expenses through the Closing duly executed by the Company.

(g) all additional subsequent unaudited quarterly reviewed financial statements and Monthly Reports, or partial Monthly Reports from the date hereof through the Closing, and

(h) a legal opinion executed by Musick, Peeler & Garrett LLP, legal counsel for the Company, substantially in the form of Exhibit D.

6.7 Termination/Amendment of Agreements. The Company Contracts and the other contractual obligations of the Company identified in Schedule III, including all agreements involving rights granted to the Selling Shareholders, shall have terminated effective as of the Closing.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

6.9 No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence, and no other Person shall have commenced, any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any right pertaining to its ownership of stock of the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; or (d) seeking to compel the Company, Purchaser or any affiliate of Purchaser to dispose of or hold separate any assets as a result of the transactions contemplated by this Agreement.

6.10 CEO. The Chief Executive Officer of the Company shall have committed to keep on serving the Company as Chief Executive Officer or in some other senior managerial position for a period of at least twelve (12) months following the Closing pursuant to the terms of the employment agreement currently in effect between the Company and the Chief Executive Officer, unless the Purchaser elects to terminate it earlier (subject to the terms of Section 5.13).

6.11 Third Party Approvals. All Third Party Approvals required to consummate the transactions contemplated by this Agreement have been obtained by the Selling Shareholders and/or the Company, as applicable.

6.12 Insider Debt. All Selling Shareholders, receiving repayment of the Insider Debt shall have signed waivers and releases to the Company and the Purchaser in a form attached hereto as Exhibit C.

6.13 Amendment to Indemnification Agreements. All approvals and/or corporate actions required under applicable Legal Requirement to implement the provisions of Section 5.11(b) in connection with the indemnification agreements or terms granted by the Company in favor of its directors, or officers have been adopted.

6.14 Transaction Expenses. All Company Transaction Expenses have been paid by the Company.

6.15 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Purchaser with a properly executed Foreign Investment and Real Property Tax Act of

1980 notification letter (the “FIRPTA Certificate”), substantially in the form of Exhibit F, which states that shares of capital share of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPA Certificate, the Company shall have provided to Purchaser, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Company upon the Closing, all in substantially the form of Exhibit F.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING SHAREHOLDERS

The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to satisfaction (or waiver by the Shareholders’ Representative), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate as of such date; provided, however, that this condition shall be deemed fulfilled unless the failure of such representations and warranties to be accurate constitutes or reflects a material adverse change to ability of the Selling Shareholders to consummate the transactions contemplated by this Agreement.

7.2 Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Repayment of Insider Debt. At the Closing, the Company shall repay all of the Insider Debt to the Selling Shareholders, as set forth in Schedule II, as such amounts shall be adjusted for additional interest accrued on the Insider Debt from the date of this Agreement through the Closing Date as provided for in Schedule II.

7.4 Release of Guarantees and Liens. Purchaser shall have caused the release of all guarantees of the Selling Shareholders and their respective affiliates that were provided for the Company’s benefit in favor of Purchaser and the banks identified in Schedule V; and Purchaser shall have released any and all liens on the Company Shares in favor of Purchaser.

7.5 Agreements and Documents. The Shareholders’ Representative shall have received the following agreements and documents:

(a) the Escrow Agreement, duly executed by the Escrow Agent and Purchaser;

(b) a certificate duly executed by Purchaser certifying that the conditions set forth in Sections 7.1 have been duly satisfied (the “Purchaser Closing Certificate”);

(c) a certificate executed by the Chief Executive Officer of Purchaser, solely in his capacity as such, attaching and certifying the resolutions of the board of directors of Purchaser approving this Agreement and the transactions contemplated hereby;

(d) all documentation required in order to perfect a security interests on the pledged Company Shares in favor of the Selling Shareholders with the Israeli Registrar of Companies and pursuant to the UCC, in the forms attached hereto as Schedule 7.5(d); and

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

7.7 No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence, and no other Person shall have commenced, any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any right pertaining to its ownership of stock of the Company; or (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

7.8 Pledged Shares in Escrow. The Purchaser shall have deposited with the Escrow Agent a share certificate representing 36,000 shares of Common Stock of the Company, issued in the name of the Purchaser, to be held in escrow by the Escrow Agent in accordance with the Escrow Agreement until the payment of the IPO Payment or Non-IPO Payment, as applicable, to the Selling Shareholders pursuant to Section 1.2.

7.9 Estate Waiting Period. The applicable estate waiting period shall have expired or been terminated and no beneficiary of the estate of Lance A. Smigel objected to any of the transactions contemplated under this Agreement.

8. INDEMNIFICATION, ETC.

8.1 Survival of Representations, Etc.

(a) Company and Selling Shareholders’ Representations. The representations and warranties of the Company and each of the Selling Shareholders set forth in Sections 2 and 3 shall survive for a period of one (1) year from the Closing. Notwithstanding the aforesaid, (i) the representations and warranties in Sections 2.3, 2.4, 2.5(a)-(c), 2.10(b), 2.16, 2.19, 3.1 and 3.2 shall survive for a period of four (4) years from the Closing, (ii) the representations and warranties in Section 2.6 shall survive for a period of two (2) years from the Closing; and (iii) the representations and warranties in Sections 2.5(d)-(e), 2.12(c), 2.14, and 2.23 shall survive until ninety (90) days after the expiration of the statue of limitations applicable thereto (including any extensions thereof). Section 2.25 shall survive with respect to each representation or warranty in Section 2 to the extent that the applicable representation or warranty in Section 2 continues to survive pursuant to this Section 8.1(a).

(b) Purchaser Representations. The representations and warranties of Purchaser set forth in Section 4 shall survive for a period of one (1) year from the Closing.

Notwithstanding the aforesaid, the representations and warranties Sections 4.1 and 4.2 shall survive for a period of four (4) years from the Closing.

(c) Covenants and Payment Obligations. All covenants and payment obligations in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing and the indemnification obligations of the parties with respect thereto will survive for the period provided in such covenants and payment obligations, if any, or until fully performed. All covenants and payment obligations in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing and the indemnification obligations of the parties with respect thereto shall terminate at the Closing.

(d) Willful Misconduct; Fraud. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth above in this Section 8.1 shall not apply in the case of claims based upon willful misconduct or fraud.

(e) Representations Not Limited by Information. The representations, warranties, covenants and obligations of the parties as set forth in this Agreement and the Disclosure Schedule, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, including but not limited to the due diligence review undertaken by Representatives of the Purchaser.

(f) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty of the Company contained in this Agreement.

8.2 Indemnification by the Selling Shareholders.

(a) Indemnification by each of the Selling Shareholders for Company Representations and Covenants. The Selling Shareholders shall, severally and not jointly, hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for any of the following:

(i) 87.5% of any Damages which are suffered or incurred by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third-party claim) which arise out of any inaccuracy in or breach of: (A) any representation or warranty of the Company contained in Section 2 of this Agreement as of the date of this Agreement and/or as of the Closing Date; or (B) the Selling Shareholders Closing Certificate (it being understood that no Purchaser Indemnitee shall be entitled to any indemnification pursuant to this sub-section (i) in the event that any said inaccuracy or breach shall entitle the Purchaser Indemnitee to indemnification pursuant to sub-sections (iii), (iv) or (v) below);

(ii) 87.5% of any Damages which are suffered or incurred by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third-party claim) which arise out of any breach of any covenant or obligation of the Company under Section 5 of this Agreement or the Escrow Agreement (it being understood that no Purchaser Indemnitee shall be entitled to any indemnification pursuant to this sub-section (ii) in the event that any said breach shall entitle the Purchaser Indemnitee to indemnification pursuant to sub-sections (iii), (iv) or (v) below);

(iii) 75% of any payments attributable directly to sales tax liability payable by the Company post-Closing (as specified in Note 12 of the Audited Financial Statements, which relates to any period precedent to the Closing);

(iv) 75% of any Unpaid Accounts Receivable (as defined in Exhibit A) that exceed in the aggregate US$75,000;

(v) 75% of any payments awarded by a competent court due to Damages caused by silica dust to any person or entity from Products distributed and/or sold by the Company, directly or indirectly, prior to the Closing (the Selling Shareholders hereby agree not to sue the Purchaser on account of such Damages);

(vi) 75% of any Damages or payments which are suffered or incurred in connection with the Company’s failure to file Forms BE-605 and BE-15EZ that were required to be filed prior to the Closing Date (if any).

(b) Indemnification by Each Selling Shareholder for Such Selling Shareholder Representations and Covenants. Each Selling Shareholder shall, severally and not jointly, hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise out of the following:

(i) any inaccuracy in or breach of any representation or warranty of such Selling Shareholder contained in Section 3 of this Agreement as of the date of this Agreement and/or as of the Closing Date;

(ii) any breach of any covenant or obligation of such Selling Shareholder under Section 5 of this Agreement or the Escrow Agreement;

(c) Except in the case of fraud or willful misconduct, and/or Damages under Sections 8.2(a)(iii) or as a result of any inaccuracy in or breach of any representation or warranty of the Company contained in Section 2.14 of this Agreement, and/or 8.2(a)(iv) and/or 8.2(a)(vi) the maximum aggregate liability of each Selling Shareholder to the Purchaser Indemnitees for Damages under Sections 8.2(a) and 8.2(b) shall not exceed thirty percent (30%) of the Aggregate Purchase Price received by or due to such Selling Shareholder pursuant to this Agreement; provided, however, that (i) the maximum aggregate liability of each Selling Shareholder to the Purchaser Indemnitees for Damages under Section 8.2(a)(v) shall not exceed fifty percent (50%) of the Aggregate Purchase Price received by or due to such Selling Shareholder pursuant to this Agreement, and (ii) the maximum aggregate liability of each Selling Shareholder to the Purchaser Indemnitees for Damages under Section 8.2(b)(i) or 8.2(b)(ii) shall not exceed one hundred percent (100%) of the Aggregate Purchase Price received by or due to such Selling Shareholder pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, in the case of any Damages arising out of or resulting from the breach of the Selling Shareholders’ representations and warranties under Section 3, any such claim for Damages may only be made against the Selling Shareholder having made the inaccuracy, misrepresentation or breach.

(d) Except in the case of fraud or willful misconduct, and/or Damages under Section 8.2(a)(iii) or as a result of any inaccuracy in or breach of any representation or warranty of the Company contained in Section 2.14 of this Agreement, and/or Section 8.2(a)(iv) and/or

Section 8.2(a)(iii) or as a result of any inaccuracy in or breach of any representation or warranty of the Company contained in Section 2.14 of this Agreement, and/or Section 8.2(a)(iv) and/or Section 8.2(a)(vi), none of the Selling Shareholders shall be liable to any of the Purchaser Indemnitees with respect to any matters contained in Section 8.2 until the aggregate amount of Damages for which all Purchaser Indemnitees otherwise would be entitled to indemnification under Section 8.2 exceeds US$400,000 (the “Deductible”), after which, the Selling Shareholders shall be, severally and not jointly, liable to the Purchaser Indemnitees for the aggregate amount of all such Damages, subject to the limitations set forth in Section 8.2(c).

(e) In no event shall any Indemnifying Party be responsible or liable for the following Damages: loss of profits, goodwill or punitive damages.

8.3 Indemnification by the Purchaser.

(a) Indemnification by the Purchaser. The Purchaser shall hold harmless and indemnify each of the Selling Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Selling Shareholder Indemnitees for, any Damages which are suffered or incurred by any of the Selling Shareholder Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and which arise out of the following:

(i) any inaccuracy in or breach of: (A) any representation or warranty of the Purchaser contained in Section 4 of this Agreement as of the date of this Agreement and/or as of the Closing Date; or (B) the Purchaser Closing Certificate; and

(ii) any breach of any covenant or obligation of the Purchaser under Section 5 of this Agreement and the Escrow Agreement or by the Company under the Escrow Agreement.

(b) Except in the case of fraud or willful misconduct, the maximum aggregate liability of the Purchaser to the Selling Shareholder Indemnitees for Damages under Section 8.3(a) shall not exceed the Aggregate Purchase Price not yet received by such Selling Shareholder pursuant to this Agreement on the date of such claim.

(c) Except in the case of fraud or willful misconduct, Purchaser shall not be liable to any of the Selling Shareholder Indemnitees with respect to any matters contained in Section 8.3 until the aggregate amount of Damages for which all Selling Shareholder Indemnitees otherwise would be entitled to indemnification under Section 8.3 exceeds the Deductible, after which, the Purchaser shall be liable to the Selling Shareholder Indemnitees for the aggregate amount of all such Damages, subject to the limitations set forth in Section 8.3(b).

8.4 Defense of Third Party Claims.

As used herein, an “Indemnitee” shall refer to a Purchaser Indemnitee or a Selling Shareholders Indemnitee, as applicable, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such notifying party’s Indemnitees.

(a) Notice of Third Party Claim. In the event of the assertion or commencement by any Person of any Legal Proceeding against any Indemnitee with respect to which any Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8, Purchaser or the Shareholders’ Representative, as the case shall be, shall give the Indemnifying Party notice of the commencement of any such Legal Proceeding not more than ten (10) days after such party has received notice of such Legal Proceedings, describing (to the extent known by Indemnitee) the facts constituting the basis for such Legal Proceedings and the amount of the claimed damages;

provided, however, that any failure on the part of Indemnitee to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Parties, unless, and only to the extent that, such failure has adversely affected the Indemnifying Party’s ability to defend successfully the third party claim. The Indemnitee shall not prejudice in any manner the Indemnifying Party’s ability to defend against the applicable Legal Proceedings and shall not effect any settlement, adjustment or compromise of such Legal Proceeding or any of the claims made in connection therewith without the prior written consent of the Indemnifying Party.

(b) Defense of Third Party Claims. The Indemnifying Party shall be entitled to contest and defend any such third party claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnitee within fifteen (15) Business Days after the Indemnitee’s notice of such third party claim. The failure to give such notice shall not affect any Indemnifying Party’s right to contest and defend the third party claim unless, and only to the extent that, such failure has adversely affected the Indemnitee’s ability to defend successfully the third party claim. Each party shall make available to the other party any documents and materials in his possession or control that may reasonably be necessary to the defense of such Legal Proceeding.

(c) Defense by Indemnifying Party. If the Indemnifying Party assumes the defense of a Legal Proceeding pursuant to (b) above, then:

(i) The Indemnitee (and in case of the Purchaser as an Indemnitee, also the Company) shall make available to the Indemnifying Party any documents and materials in its possession or control that may reasonably be necessary to the defense of such Legal Proceeding;

(ii) the Indemnifying Party shall keep the Indemnitee informed of all material developments relating to such Legal Proceeding;

(iii) each of the Indemnitees shall be entitled, at its own cost and expense, (which expense shall not constitute a Damage) unless (i) the Indemnifying Party cannot adequately represent because of a conflict of interest with the interests of the Indemnitees with respect to the third party claim, or (ii) the main relief sought under the third party claim is not the payment of monetary damages, and in each case only to the extent that such expenses are reasonable), to participate in the defense of such Legal Proceeding (with counsel selected by the Indemnitee, provided that in no event will the Indemnifying Party be liable for more than one counsel for all the Indemnitees with respect to any third party claim to the extent such expenses constitute Damage), provided such Indemnitee coordinates its participation with the Indemnifying Party; and

(iv) the Indemnifying Party shall not be permitted to effect any settlement, adjustment or compromise of such Legal Proceeding or any of the claims made in connection therewith without the prior written consent of the Indemnitees (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnitees from all liability arising out of such third party claim and provides solely for monetary relief to be satisfied by the indemnification hereunder.

(d) Notwithstanding the foregoing, if the Indemnifying Party does not assume the defense of the third party claim, then the Indemnitee shall be entitled to contest and defend such third party claim: (A) the Indemnitees shall keep the Indemnifying Party informed of all material developments relating to such Legal Proceeding; (B) the Indemnifying Party shall be entitled to participate (at its own expense) in the defense of such Legal Proceeding; and (C) the Indemnitees shall not settle, adjust or compromise such Legal Proceeding or any of the claims made in connection therewith without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed by the Indemnifying Party ). No such consent as referred to in (C) above will be required if the Indemnitees agree in writing to forego all claims for indemnification from the Indemnifying Parties with respect to such Legal Proceeding.

8.5 Indemnification Claim Procedure (other than Third Party Claims).

(a) Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered Damages (not related to third party claims) for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 8, the respective party, on behalf of such Indemnitee, may deliver a written notice of claim (a “Notice of Claim”) to the Indemnifying Party and the Escrow Agent (during the Escrow Period) within twenty (20) days after first having actual knowledge of the matter. The Shareholders’ Representative shall act on behalf of the Selling Shareholders with respect to any notices or consents required to be given or received under this Section 8. Each Notice of Claim shall: (i) state that such Indemnitee believes that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement or that such Indemnitee is or may otherwise be entitled to indemnification pursuant to Section 8 of this Agreement; (ii) contain a reasonably detailed description of the circumstances supporting such Indemnitee’s belief that there is or may have been such a possible breach or that such Indemnitee is or may be so entitled to indemnification, compensation or reimbursement; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such breach or other matter as set forth on such Notice of Claim, accompanied by supporting documentation, and the amount or the estimated amount of Damages to the extent then ascertainable (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) Dispute Procedure. During the thirty (30) day period commencing upon delivery on the Notice of Claim (the “Dispute Period”), on behalf of an Indemnitee, to the Indemnifying Party and the Escrow Agent (during the Escrow Period) of a Notice of Claim (the “Response Period”) the Indemnifying Party may deliver to the notifying party and the Escrow Agent (during the Escrow Period) a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owing to the Indemnitee. Any part of the Claimed Amount that is not agreed to be owing to the Indemnitee pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the notifying party, on behalf of the Indemnitee, and the Escrow Agent (during the Escrow Period) prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee (“Deemed Acceptance”).

(c) Payment of Claimed Amount. If: (a) the Indemnifying Party delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (b) there is a Deemed Acceptance, then (if the Indemnifying Party is a Selling Shareholder), (i) prior to the payment of the IPO Payment or Non-IPO Payment, as applicable, Purchaser shall within five (5) Business Days setoff the Claimed Amount due to the Indemnitee against the due IPO Payment or Non-IPO Payment, as applicable, and the amount of the shares held in escrow by the Escrow Agent shall be reduced proportionately; or (ii) during the Escrow Period the Escrow Agent shall pay the Claimed Amount from the Escrow Fund within five (5) Business Days, provided that, to the extent that the Claimed Amount cannot be setoff in full out of the portion of the IPO Payment or Non-IPO Payment, as applicable or satisfied from the Escrow Fund attributable to such indemnifying Selling Shareholder, or if the IPO Payment or Non-IPO Payment, as applicable, has been paid and the Escrow Period has expired, or if the Indemnifying Party is Purchaser, the particular Indemnifying Party(ies) that is/are responsible for satisfying such claim shall, within five (5) Business Days following the earlier of the delivery of such Response Notice or the occurrence of the Deemed Acceptance, pay the balance of the Claimed Amount to the Indemnitee subject to the limitations set forth in this Section 8.

(d) Payment of Agreed Amount. If the Indemnifying Party delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnitee, then (if the Indemnifying Party is a Selling Shareholder), (i) prior to the payment of the IPO Payment or Non-IPO Payment, as applicable, Purchaser shall within five (5) Business Days setoff the Agreed Amount due to such Indemnitee against the due IPO Payment or Non-IPO Payment, as applicable, and the amount of the shares held in escrow by the Escrow Agent shall be reduced proportionately; or (ii) during the Escrow Period the Escrow Agent shall pay the Agreed Amount from the Escrow Fund within five (5) Business Days, provided that, to the extent that the Agreed Amount cannot be setoff in full out of the portion of the IPO Payment or Non-IPO Payment, as applicable, or satisfied from the Escrow Fund attributable to such indemnifying Selling Shareholder, or if the IPO Payment or Non-IPO Payment, as applicable, has been paid and the Escrow Period has expired, or if the Indemnifying Party is Purchaser, the particular Indemnifying Party(ies) that is/are responsible for satisfying such claim shall, within five (5) Business Days following the delivery of the Response Notice pay the balance of the Agreed Amount to the Indemnitee subject to the limitations set forth in this Section 8.

(e) Resolution between the Parties. If the Indemnifying Party delivers a Response Notice indicating that there is a Contested Amount, the parties shall attempt in good faith to resolve the dispute related to the Contested Amount within thirty (30) Business Days of the date on which the Indemnifying Party delivers such Response Notice (the “Dispute Resolution Period”, and together with the Response Period, the “Dispute Period”). If the parties resolve such dispute within the Dispute Resolution Period, such resolution shall be binding on the parties and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Indemnifying Party, and delivered to the Escrow Agent during the Escrow Period and (if the Indemnifying Party is a Selling Shareholder), (i) Purchaser shall within five (5) Business Days setoff the Stipulated Amount due to such Indemnitee against the due IPO Payment or Non-IPO Payment, as applicable, and the amount of the shares held in escrow by the Escrow Agent shall be reduced proportionately; or (ii) during the Escrow Period the parties shall, within five (5) Business Days following the execution of such settlement agreement, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Stipulated Amount to such Indemnitee from the Escrow Fund, provided that, to the extent that the Stipulated Amount cannot be setoff in full out of the portion of the IPO Payment or Non-IPO Payment, as applicable, or satisfied from the Escrow Fund attributable to such indemnifying Selling Shareholder, or if the

IPO Payment or Non-IPO Payment, as applicable, has been paid and the Escrow Period has expired, or if the Indemnifying Party is Purchaser, the particular Indemnifying Party(ies)that is/are responsible for satisfying such claim shall, within five (5) Business Days pay the balance of the Stipulated Amount to the Indemnitee subject to the limitations set forth in this Section 8.

(f) Failure to Reach Resolution. If the parties are unable to resolve the dispute relating to any Contested Amount within the Dispute Period, then either party may seek judicial resolution of the matter in accordance with Section 10.8 of this Agreement. During the Escrow Period (if the Indemnifying Party is a Selling Shareholder) the parties shall, within ten (10) Business Days following the receipt of a certified copy of a final and binding judgment (not subject to any further appeal) (the “Judgment”), jointly exercise and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the amount awarded (the “Awarded Amount”). If such dispute occurs not during the Escrow Period, then (if the Indemnifying Party is a Selling Shareholder) Purchaser shall setoff the Awarded Amount against the due IPO Payment or Non-IPO Payment, as applicable. To the extent that the Awarded Amount cannot be setoff in full out of the portion of the IPO Payment or Non-IPO Payment, as applicable, or satisfied from the Escrow Fund attributable to such indemnifying Selling Shareholder, or if the IPO Payment or Non-IPO Payment, as applicable, has been paid and the Escrow Period has expired, or if the Indemnifying Party is Purchaser, the particular Indemnifying Party(ies) that is/are responsible for satisfying such claim shall within five (5) Business Days pay the balance of the Awarded Amount to the Indemnitee subject to the limitations set forth in this Section 8.

(g) For purposes of this Section 8, if at the date of payment of the IPO Payment or the Non-IPO Payment pursuant to Section 1.2, or at the end of the Escrow Period, there is (i) an amount subject to a Notice of Claim and the Response Period with respect thereto has not expired; or (ii) there is a Contested Amount, then the Purchaser shall not be entitled to withhold the Claimed Amount or Contested Amount, and shall transfer such Claimed Amount or Contested Amount, as applicable as part of the IPO Payment or the Non-IPO Payment to the Escrow Agent, and the Escrow Period shall be extended, and in any event the Escrow Agreement shall remain in full force and effect with respect to such Claimed Amount or Contested Amount until such time as such Claimed Amount or Contested Amount has been fully resolved.

(h) Each party shall use commercially reasonable efforts to avoid production of Confidential Information (consistent with applicable Legal Requirements), and to cause all communications among employees, counsel and others representing any party to a claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.6 Distribution of Escrow Fund. Subject to Section 8.5(g), the Escrow Agent shall distribute to the Shareholders’ Representative, for distribution to the Selling Shareholders in accordance with the Escrow Agreement, on December 31, 2011, all of the then remaining Escrow Fund in excess of the sum of any amounts with respect to (i) which Purchaser is entitled to, but has not yet received, indemnification, pursuant to this Section 8 and (ii) any unresolved claims for indemnification, including Contested Amounts, made in good faith by Purchaser in accordance with the terms of this Agreement as of such date.

8.7 Insurance Benefits. The parties shall make appropriate adjustments for any tax and insurance benefits payable to the Indemnitee, relating to the Damages for which the indemnification is being sought (net of Taxes or any deductible amount) in determining Damages for purposes of this Section 8. In the event an Indemnifying Party pays for an

Indemnitee’s Damages pursuant to this Section 8 (including by setoff by Purchaser against the IPO Payment or Non-IPO Payment or settlement out of the Escrow Fund), such Indemnifying Party shall be subrogated to the rights the Indemnitee has against any insurer or other third party with respect thereto (and, upon the reasonable request of the Indemnifying Party, the Indemnitee shall take appropriate actions necessary to transfer and assign such rights to the Indemnifying Party). Notwithstanding the foregoing, the Purchaser hereby undertakes to cause the Company to obtain insurance coverage insuring against Damages caused by silica dust, which coverage shall not be materially inferior than the coverage available under the Company’s existing insurance policy on the date of the Closing, provided that (a) to the extent such insurance cannot be reasonably obtained at a premium rate that is less than 160% of the premium rate under the existing insurance policy, the Purchaser shall not be obligated to cause the Company to purchase such insurance (the Shareholder Representative may, from time to time, request updates regarding whether such insurance policy has been acquired); and (b) Purchaser shall not be obligated to cause the Company to obtain insurance coverage insuring against Damages caused by silica dust if and to the extent Purchaser has obtained other insurance coverage insuring against such Damages which also covers the Company and is not materially inferior than the coverage available under the Company’s existing insurance policy on the date of the Closing. Each Purchaser Indemnitee shall be obligated to demand payment from the insurer under the relevant insurance policies, if there are any, before making any claim for indemnification pursuant to this Section 8.

8.8 Mitigation of Damages. The parties shall use commercially reasonable efforts to cooperate with each other in order to resolve or mitigate any claims or Liabilities that may provide a basis for a claim indemnifiable under this Section 8 or any other claim. Each party shall respond to any claims or Liabilities in substantially the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement. If any party intentionally fails to make such commercially reasonable efforts to mitigate or resolve any such claim or Liability, then, notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any indemnifiable loss that could reasonably be expected to have been avoided if such party had made such efforts.

8.9 Remedies. After the Closing, the sole and exclusive remedies of the parties hereto with respect to this Agreement shall be as provided for in this Section 8, except with respect to a claim brought on the basis of fraud or willful misconduct.

9.	TERMINATION

9.1	Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Purchaser and the Shareholders’ Representative;

(b) by either Purchaser or the Shareholders’ Representative if the Closing has not taken place on or before 5:00 p.m. on June 30, 2011;

(c) by either Purchaser or the Shareholders’ Representative if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal;

(d) by Purchaser prior to the date of the Closing, if: (i) any of the representations and warranties of the Company or the Selling Shareholders contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, and in any case shall have a Material Adverse Effect on the Company’s business, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company or the Selling Shareholders contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or

(e) by the Selling Shareholder if: (i) any of the representations and warranties of Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement which inaccuracy shall have a Material Adverse Effect on the Selling Shareholders, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants of Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied.

9.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1, Purchaser shall deliver to the Shareholders’ Representative a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Shareholders’ Representative wishes to terminate this Agreement pursuant to Section 9.1, the Shareholders’ Representative shall deliver to Purchaser a written notice stating that the Shareholders’ Representative is terminating this Agreement and setting forth a brief description of the basis on which the Shareholders’ Representative is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Selling Shareholders, the Company or Purchaser shall be relieved of any obligation or Liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to the Confidentiality Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1	Shareholders’ Representative.

(a) Appointment. Each Selling Shareholder hereby acknowledges and agrees that Joseph Saliah shall act as the representative of the Selling Shareholders in connection with the transactions contemplated by this Agreement (the “Shareholders’ Representative”). The Selling Shareholders hereby irrevocably appoint the Shareholders’ Representative as their agent for purposes of this Agreement, and Joseph Saliah hereby accepts such appointment. Each Selling Shareholder hereby acknowledges and agrees that Purchaser shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement,and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed by the Shareholders’ Representative on behalf of any Indemnifying Party or any Indemnitee, and on any other action taken or purported to be taken by the Shareholders’ Representative on behalf of any Indemnifying Party or any Indemnitee, as fully binding upon such Indemnifying Party.

(b) Authority. Each of the Selling Shareholders hereby irrevocably grants to the Shareholders’ Representative the absolute and unrestricted right, power and authority to execute, deliver, acknowledge, certify and file on behalf of such Selling Shareholder (in the name of such Selling Shareholders or otherwise) any and all documents that the Shareholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a), including amending this Agreement pursuant to Section 10.12. Without limiting the generality of the foregoing, each Indemnifying Party hereby grants to the Shareholders’ Representative full authority to:

(i) take all actions required by, and exercise all rights granted to, the Shareholders’ Representative in this Agreement or the Escrow Agreement;

(ii) receive all notices or other documents given or to be given to such Selling Shareholder by Purchaser pursuant to this Agreement or the Escrow Agreement;

(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute on behalf of such Indemnifying Party under this Agreement or the Escrow Agreement, including any legal or arbitration proceedings, and obtain legal or other professional advise in connection therewith;

(iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholders’ Representative in connection with any of the transactions contemplated by this Agreement; and

(v) take such other action as the Shareholders’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement.

(c) Power of Attorney. The Selling Shareholders recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable and is provided, inter alia, for the benefit of a third party; (ii) may be delegated by the Shareholders’ Representative; and (iii) shall survive the death or incapacity or liquidation of each of the Selling Shareholders.

(d) Replacement. If the Stockholders’ Representative shall resign or otherwise be unable to fulfill his responsibilities hereunder, the Selling Shareholders shall, by written consent of the Selling Shareholders that held a majority of the Company Shares held by Selling Shareholders that were outstanding immediately prior to the date of this Agreement, within three (3) days after such event, appoint a successor to the Shareholders’ Representative and immediately thereafter notify Purchaser and, if applicable, the Escrow Agent of the identity of such successor. In addition, the Selling Shareholders may, by written consent of the Selling Shareholders that held a majority of the Company Shares held by Selling Shareholders that were outstanding immediately prior to the date of this Agreement, replace the Shareholders’

Representative. Any such successor shall succeed the Shareholders’ Representative as Shareholders’ Representative hereunder. The appointment of a Shareholders’ Representative (other than the initial Shareholders’ Representative appointed hereunder) shall be effective as of the later of: (i) the date indicated in the aforesaid written consent, or (ii) the date that such consent is received by the Purchaser and, if applicable, the Escrow Agent. If for any reason there is no Shareholders’ Representative at any time, all references herein to the Shareholders’ Representative shall be deemed to refer to the Selling Shareholders.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3 Fees and Expenses. Purchaser shall bear and pay all fees, costs and expenses (including, without limitation, legal fees and accounting fees) that have been incurred or that are incurred by Purchaser in connection with the transactions contemplated by this Agreement. The Selling Shareholders shall bear all fees, costs and expenses (including, without limitation, legal fees and accounting fees) that have been incurred or that are incurred by them in connection with the transactions contemplated by this Agreement.

10.4 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled), but subject to the provisions of Section 8.

10.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail, return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), three (3) Business Days after delivery to such courier; (c) if sent by facsimile or email transmission before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (d) if sent by facsimile or email transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Purchaser:

Caesar Stone Sdot-Yam Ltd.

Kibbutz Sdot YamMP Menashe 38805 Israel

Attention: Yosef Shiran

Fax: +972 4 6364400

With a copy to (which shall not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center

Round Building

Tel Aviv 67021

Israel

Attention: Amir Halevy, Adv.

Facsimile: +972 (3) 607-4470

Email: amir@gkh-law.com

If to the Company:

U.S. Quartz Products, Inc.

6840 Hayvenhurst Ave, Suite 100

Van Nuys, CA 91406 Attention: Arik Tendler, CEO

Fax: +1 818 394 6345

with a copy to (which shall not constitute notice):

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv 67897, Israel

Attention: Tuvia Geffen, Adv. and Tal Eliasaf, Adv.

Facsimile: +972 (3) 623-5005

Email: tgeffen@nblaw.com and teliasaf@nblaw.com

If to the Shareholders’ Representative:

Joseph Saliah

72 Pinchas Rosen Road

Top Dan Building, 6th Fl.

Tel Aviv 69512, Israel

Attention: Joseph Saliah Fax: +972 (3) 649-8000

with a copy to (which shall not constitute notice):

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv 67897, Israel

Attention: Tuvia Geffen, Adv. and Tal Eliasaf, Adv.

Facsimile: +972 (3) 623-5005

Email: tgeffen@nblaw.com and teliasaf@nblaw.com

If to a Selling Shareholder:

To the address set forth beneath such Selling

Shareholder’s signature on the signature page hereto.

with a copy to (which shall not constitute notice):

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv 67897, Israel

Attention: Tuvia Geffen, Adv. and Tal Eliasaf, Adv.

Facsimile: +972 (3) 623-5005

Email: tgeffen@nblaw.com and teliasaf@nblaw.com

10.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts and Exchanges by Electronic Transmission or by Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Israel, without regard to the conflict of laws principles thereof.

(a) Venue. Any dispute between the parties including, without limitation, any dispute relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon willful misconduct or fraud) shall be brought or otherwise commenced in the courts of Tel Aviv, Israel. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the sole jurisdiction of the courts of Tel Aviv in connection with any such Legal Proceeding; (ii) agrees that the courts of Tel Aviv shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in the courts of Tel Aviv, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(b) The parties agree that if any Legal Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Indemnifying Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising from or relating to such Legal Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(c) Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 8 and any other claim for a monetary remedy (such as in the case of a claim based on willful misconduct or fraud) after the Closing, shall be brought and resolved exclusively in accordance with this Section 10.8; provided, however, that nothing in this Section 10.8(c) shall prevent either party from seeking preliminary injunctive relief from a court of competent jurisdiction.

10.9 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of the Selling Shareholders, Purchaser, the other Indemnitees and the respective successors and assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any of its direct or indirect wholly-owned subsidiaries, or to any Person or Persons who acquire the Company, the business of the Company, a majority of the assets of the Company or a majority of the assets relating to the business of the Company without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that Purchaser shall guaranty the performance of all of such assignee’s obligations under this Agreement and the Escrow Agreement.

10.10 Specific Performance. The Parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Shareholders’ Representative (acting exclusively for and on behalf of all of the Selling Shareholders).

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Indemnities, and their respective successors and assigns (if any).

10.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

10.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and the Schedules to this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) All reference in this Agreement to “dollars” or “$” shall mean United States Dollars.

[Remainder of Page Intentionally Left Blank]

The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first written above.

CAESAR STONE SDOT-YAM LTD.

By:

Name:
Title:

The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first written above.

U.S. QUARTZ PRODUCTS, INC.

By:

Name:
Title:

The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first written above.

Joseph Saliah
in his capacity as Shareholders’ Representative

The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first written above.

AFIB HOLDING CORP.

By:

Name:
Title:

ADDRESS:

FAX:

JOSEPH SALIAH

BY:

NAME:
TITLE:

ADDRESS:

FAX:

RONEN STEINER

By:

Name:
Title:

ADDRESS:

FAX:

SHARES:

BENYAMIN MACHLOUF & RONIT MACHLOUF, CO-TRUSTEES OF THE 2004 MACHLOUF FAMILY TRUST DATED 8/24/04

BY:

NAME:
TITLE:

ADDRESS:

FAX:

ARIE TENDLER & DEBRA TENDLER, CO-TRUSTEES OF THE ARIE & DEBRA TENDLER 2005 FAMILY TRUST

BY:

NAME:
TITLE:

ADDRESS:

FAX:

THE ESTATE OF LANCE A. SMIGEL, DECEASED

BY:

NAME: SHEILA SMIGEL
TITLE: ADMINISTRATOR OF THE ESTATE

ADDRESS:

FAX:

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) the sale, license or disposition of all or a material portion of the Company’s business or assets;

(ii) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; in each case which would result in the shareholders of the Company immediately prior to such transaction owning less than 95% (ninety-five percent) of the shares of the Company immediately following such transaction; or

(iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Business Day. “Business Day” shall mean each day other than a Friday, Saturday, Sunday or other day on which commercial banks in Israel are authorized or required by law to close.

Closing of the IPO. “Closing of the IPO” shall mean the consummation of the Purchaser’s IPO as defined in the underwriting agreement entered into in connection therewith.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock. “Common Stock” shall mean the Common Stock, no par value, of the Company.

Company Contract. “Company Contract” shall mean any valid Contract to which the Company is a party; and (a) by which the Company is bound or under which the Company has any binding obligation; or (b) under which the Company has any right or interest.

Company Employee. “Company Employee” shall mean any current or former employees and independent contractors who provides or provided services to the Company for a fixed monthly fee or otherwise provides or provided services to the Company on a regular basis, or director of the Company.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will”, which does not require the Company to make any payments or provide any benefits in connection with the employment termination of a Company Employee.

Company Employee Plan. “Company Employee Plan” shall mean any Company-wide plan, program, policy or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of the Company Employee, or with respect to which the Company has or may have any Liability or obligation, except that such definition shall not include any Company Employee Agreement.

Company IP. “Company IP” shall mean all Intellectual Property Rights and Intellectual Property which the Company owns, controls or exclusively licenses or has a similar exclusive right.

Company Shares. “Company Shares” shall mean the Common Stock and the Preferred Stock.

Competing Business. “Competing Business” shall mean any business, in the United States or anywhere else in the world, which directly, indirectly or through on-line services, develops, tests, manufactures, markets, labels, distributes or sells quartz surfaces in any form and/or any products made of any form of quartz surfaces.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Non-Disclosure Agreement dated October 7, 2010 between the Purchaser and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Authorization).

Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any applicable Environmental Laws.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, arrangement, understanding, instrument, note, warranty, insurance policy, terms of service or terms of use, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall mean any loss, damage, injury, Liability, fine, penalty, Tax, fee (including, without limitation, reasonable attorneys’ and accountants fees), cost (including,

without limitation, reasonable costs of investigation) or expense, including those resulting or arising from any claim, demand, settlement, judgment or award.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule delivered to Purchaser on behalf of the Company and which shall be deemed an inseparable part of the representations and warranties given by the Company in Section 2 of this Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any nature other than Taxes or pursuant to any applicable Legal Requirement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any company (including any non-profit company), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” means the soil, land surface or subsurface strata, surface waters, including navigable waters and ocean waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

Environmental Law. “Environmental Law” shall mean: all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines, restrictions and licenses, which regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substance; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property.

Environmental Licenses. “Environmental License” means any permit, licenses, approval, permission, consent or authorization required by or pursuant to any applicable Environmental Laws.

Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the applicable accounting and auditing organizations that are applicable to the circumstances of the date of determination, consistently applied.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed contractor or subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, county, or municipality; (b) federal, state, local or municipal government; or (c) governmental or quasi-governmental authority (including any governmental division, department, agency, commission and any court or other legal tribunal).Governmental Grant. “Governmental Grant” shall mean any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available to the applicable Person or Entity by or on behalf of or under the authority of any Governmental Body.

Hazardous Substance. “Hazardous Substance” means any material, substance or “extremely hazardous waste,” “restricted hazardous waste,” “Contaminant,” “pollutant,” “toxic waste,” or “toxic substance,” under any provision of Environmental Law and any other substance considered toxic, hazardous or a potential threat to human health or the environment or otherwise regulated under any applicable Environmental Law.

Indebtedness. “Indebtedness” of a Person, means: (a) all indebtedness of such Person, including indebtedness for borrowed money; notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit, bankers’ acceptances or similar credit transactions; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to shareholders; and accrued interest and premiums, expenses and penalties on any of the foregoing (including prepayment penalties and breakage costs); and (b) any indebtedness of another Person, the payment of which is: (i) guaranteed, directly or indirectly, by such Person; or (ii) secured, directly or indirectly, by a lien or other Encumbrance against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal owned by such Person.

Purchaser Indemnitees. “Purchaser Indemnitee” or “Purchaser Indemnitees” shall mean any one or more of the following Persons: (a) Purchaser; (b) Purchaser’s Affiliates (including, following the Closing, the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Company’s shareholders prior to Closing (other than the Purchaser”) shall not be deemed to be “Purchaser Indemnitees.”

Selling Shareholder Indemnitees. “Selling Shareholder Indemnitee” or “Selling Shareholder Indemnitees” shall mean any one or more of the following Persons: (a) each of the Selling Shareholders; (b) each of the Selling Shareholders’ affiliates (excluding the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” shall mean: (i) all United States, international and foreign patents and applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications, and any patent or application acquired as a result of prevailing in any interference proceeding; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, supplier lists, business information, suppliers and other business partners lists, market analysis and other sensitive, discreet business information, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, designs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.

Intellectual Property Rights. “Intellectual Property Rights” shall mean intellectual property rights and industrial property rights of any kind or nature worldwide (whether common law or statutory rights) as follows: : (a) rights associated with works of authorship, including, without limitation, exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IPO. “IPO” shall mean the Purchaser’s firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or any other public offering of Purchaser’s securities pursuant to the laws of the State of Israel or any other country.

Knowledge. “Knowledge” shall mean (i) with respect to any natural person, the actual knowledge, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party’s officers and directors after such persons shall have made reasonable inquiry.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, common law principle, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including, without limitation, any undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, joint or several liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that is materially adverse to the business, assets or operations of the Company, including, without limitation, its condition, assets, capitalization, the Company IP, results of operations, or financial performance.

Monthly Reports. “Monthly Reports” shall include all information currently provided to the Purchaser as of the date hereof, as monthly reports, which includes a Profit and Loss statement for the applicable calendar month, a balance sheet statement as of the end of the applicable calendar month, and a cash flow statement for the stub year period through the end of the applicable calendar month.

On-hand Slabs. Full size (approximately 1.4mX3m) Products supplied to the Company by the Purchaser which are physically located in any of the warehouses managed directly by the Company or which are in transit to the Company from the Purchaser.

Overlap Period shall mean with respect to the Company, any taxable year or period beginning on or before and ending after the Closing Date.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, identity number, driver’s license number, passport number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that allows the identification of a natural person.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period ending on and including the Closing Date.

Preferred Stock. “Preferred Stock” shall mean the Series A Preferred Stock of the Company.

Related Party. “Related Party” shall mean: (a) each of the Selling Shareholders; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary or equity interest, in each case, other than the Purchaser and its Affiliates and any of its current or past representatives on the Company’s board of directors.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, and advisors.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax”, “Taxation”, “tax” and “taxation” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of taxes, including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

Third Party Approvals. “Third Party Approvals” shall mean the approvals listed in Schedule IV.

Transaction Expenses. “Transaction Expenses” shall mean the aggregate amount of all fees, costs and expenses incurred and/or payable by the Company in connection with the data room and the legal opinion of Musick, Peeler & Garrett LLP, counsel to the Company.

Unpaid Accounts Receivable. “Unpaid Accounts Receivable” shall mean the portion of the Company’s Closing Accounts Receivable, which were not paid within the later of (A) thirty (30) days following the respective payment date and (B) sixty (60) days following the Closing Date (such later date, the “Deadline Date”), as documented by the Company’s accounting department and delivered to the Shareholders’ Representative; provided, however, that, notwithstanding anything to the contrary, the following shall not be deemed Unpaid Accounts Receivable and shall not entitle Purchaser to indemnification pursuant to Section 8 of the Agreement, or to any other right pursuant to the Agreement or otherwise:

(a) Any unpaid account on the Deadline Date included in the Closing Accounts Receivable that is due by Stone Design Inc. (the distributor in Chicago and Illinois), Peirce Phelps Inc. (the distributor in Philadelphia) and Marble and Granite Inc. (the distributor in Boston) (each, a “Primary Distributor”), and the payment was not paid due to (i) any waiver and/or rebate with respect to the specific unpaid account approved by an authorized officer of the Purchaser in writing after the Closing Date; or (ii) the fact that Purchaser and/or the Company after the Closing Date, amended any delivery (other than in accordance with past practices), pricing or payment terms or provided oral or written notice that the Company intends to amend such terms.

(b) Any unpaid account on the Deadline Date included in the Closing Accounts Receivable for which the Company did not act in good faith to collect in accordance with the debt collection practices of the Company as of the Closing Date.

(c) Any unpaid account on the Deadline Date included in the Closing Accounts Receivable, for which Purchaser and/or the Company received notice or otherwise became aware after the Closing Date that the customer or other party is disputing all or a portion of the amount due, and Purchaser did not include such information in the periodic accounts receivable status reports it delivers to the Shareholders’ Representative (which Purchaser shall be obligated to deliver to the Shareholders’ Representative every 10 days commencing on the Closing Date and ending on the Deadline Date).